UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Valley National Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held, Wednesday, April 14, 2010

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley”) to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 14, 2010 at 10:00 a.m., local time to vote on the following matters:

1.	Election of 15 directors.

2.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	Approval of the 2010 Executive Incentive Plan.

4.	Non-binding approval of the compensation of Valley’s named executive officers.

Only shareholders of record at the close of business on February 19, 2010 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. You will need an admission ticket or evidence of ownership of Valley stock to enter the meeting. If your shares are registered with our transfer agent, American Stock Transfer, bring the admission ticket which is the top section of the proxy card. If you hold your shares in “street name”, you will need to bring evidence of your stock ownership and a valid form of photo identification to the meeting to be allowed access. Evidence of ownership can be in the form of your account statement or a letter from your broker, or other institution reflecting your share ownership as of the record date of February 19, 2010. Please allow ample time for the admission process. See information on page 3 – “Annual Meeting Attendance”.

Important notice regarding the availability of proxy materials for the 2010 annual meeting of shareholders: This Proxy Statement for the 2010 Annual Meeting of Shareholders and our 2009 Annual Report to Shareholders are available at: http://www.valleynationalbank.com/filings.html

We appreciate your participation and interest in Valley.

Sincerely,

Alan D. Eskow	Gerald H. Lipkin
Corporate Secretary	Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 11, 2010

i

VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

PROXY STATEMENT

GENERAL PROXY STATEMENT INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley,” the “Company,” “we,” “our” and “us”) for use at Valley’s 2010 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 14, 2010 at 10:00 a.m., local time. This proxy statement is first being mailed to shareholders on or about March 11, 2010.

SHAREHOLDERS ENTITLED TO VOTE.  The record date for the meeting is February 19, 2010. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were 153,140,372 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING.  When more than one holder of our common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com.

ANNUAL REPORT.  This Proxy Statement and the Company’s 2009 Annual Report to Shareholders are available electronically at the following weblink: http://www.valleynationalbank.com/filings.html

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES.  Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

—	Item 1 – FOR the election of the 15 nominees for director named in this proxy statement;

—	Item 2 – FOR the ratification of the appointment of KPMG LLP;

—	Item 3 – FOR the approval of the 2010 Executive Incentive Plan; and

—	Item 4 – FOR the non-binding approval of the compensation of Valley’s named executive officers.

If any other matters are properly presented at the meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment. As of the date of this proxy statement we did not anticipate that any other matters would be raised at the meeting.

We are offering you three alternative ways to vote your shares:

BY MAIL. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.

BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the voice instructions. Have your proxy card available when you call.

BY INTERNET. If you wish to vote using the internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the sections entitled “Voting in Person” and “Revoking Your Proxy”.

If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet.

If you are an employee or former employee of the Company, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature—“KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares for which voting instructions are received in the proportion for which instructions for such shares were received under the plan. The plan trustee will also vote the unvoted shares (for which instructions were not received) in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the proportion.

VOTING IN PERSON.  The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted.

REVOKING YOUR PROXY.  You can revoke your proxy at any time before it is exercised by:

—	Delivery of a properly executed, later-dated proxy; or

—	A written revocation of your proxy.

A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Alan D. Eskow, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING.  The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTE.

—

Directors will be elected by a plurality of the votes cast at the meeting. Thus, an abstention or a broker “non-vote” will have no effect on the outcome of the vote on election of directors at the meeting.

—

The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker “non-votes” will have no impact on the ratification of KPMG LLP.

—

The 2010 Executive Incentive Plan will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

—

The non-binding approval of the compensation of Valley’s named executive officers, requires a majority of the votes cast be FOR the proposal. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

ANNUAL MEETING ATTENDANCE.  Only shareholders or their proxy holders and Valley guests may attend the annual meeting. For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access.

METHOD AND COST OF PROXY SOLICITATION.  This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Laurel Hill Advisory Group, LLC a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

ITEM 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

We are asking you to vote for the election of directors. Under our by-laws, the Board of Directors (the “Board”) fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The Board has fixed the number of directors at 15.

The persons named on the proxy card intend to vote the proxies FOR the election of the 15 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board retains the right to reduce the number of directors to be elected if any nominee is not available to be elected.

Each candidate for director has been nominated to serve a one-year term until our 2011 annual meeting and thereafter until the person’s successor has been duly elected and qualified. In considering a nominee as a Valley director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively. To accomplish this, specific guidelines are set by the Nominating and Corporate Governance Committee, further discussed below under the Corporate Governance section.

Set forth below are the names and ages of the Board’s nominees for election; the nominees’ position with the Company (if any); the principal occupation or employment of each nominee for the past five years; the period during which each nominee has served as our director; any other directorships during the past five years (if any) held by the nominee with companies registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act; and other biographical information for each individual director. In addition, described below are each director nominee’s particular experience, qualification, attributes or skills that has led the Board to conclude that the person should serve as a director of Valley.

Gerald H. Lipkin, 69, Chairman of the Board, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank. Director since 1986.

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate from the Stonier School of Banking. Mr. Lipkin’s education, his lending and commercial banking background for over 36 years in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 56, President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm). Director since 1994.

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 30 years as a business owner, an investor and developer in real estate, he brings management; financial; and current real estate market experience and expertise to Valley’s Board of Directors.

Pamela R. Bronander, 53, Vice President, KMC Mechanical, Inc. (mechanical contractor). Director since 1993.

Ms. Bronander has full managerial responsibility for the financial and legal aspects of two mechanical contracting companies; namely KMC Mechanical, Inc. and Kaye Mechanical Contractors LLC; and was formerly an officer of Scandia Packaging Machinery Company. She graduated with a Bachelor’s Degree in Economics from Lafayette College. Ms. Bronander brings years of general business, managerial, and financial expertise to Valley’s Board of Directors.

Eric P. Edelstein, 60, Retired. Director since 2003. Other directorships: Aeroflex Incorporated. Computer Horizon Corp.

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation (manufacturer and developer of variety of products); and a former Managing Partner at Arthur Andersen LLP. Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 25 years of experience as a practicing CPA, Mr. Edelstein brings in depth knowledge of generally accepted accounting and auditing standards to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Mary J. Steele Guilfoile, 55, Chairman of MG Advisors, Inc. (privately owned financial services merger and acquisition advisory and consulting firm).
Director since 2003.
Other directorships: Interpublic Group of Companies. Viasys Healthcare, Inc. (now known as CareFusion).

Ms. Guilfoile is the former Executive Vice President and Corporate Treasurer of J.P. Morgan Chase & Co.; a former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group, LLC (a private equity, strategic advisory and wealth management partnership). Ms. Guilfoile is also a Partner of The Beacon Group, a private investment group; a CPA; and was Chairman of the audit committee at Viasys Healthcare, Inc. She received her Bachelor’s Degree in Accounting from Boston College Carroll School of Management and her Master’s Degree in Business Administration with concentrations in strategic marketing and finance from Columbia University Graduate School of Business. With her wide range of professional experience and knowledge, Ms. Guilfoile brings a variety of business experience in corporate governance, accounting, auditing, investment and management expertise to Valley’s Board of Directors.

Graham O. Jones*, 65, Partner and Attorney, at law firm of Jones & Jones. Director since 1997.

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc., and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Walter H. Jones, III*, 67, Retired. Director since 1997.

Mr. Jones served as the Executive Chairman of the Board of Directors of Hoke, Inc. (a manufacturer of precision fluid control products) from 1983 to 1998. For 12 years he was the Chairman of the Board for Midland Bank & Trust Company where he also served as acting Chief Executive Officer for an interim period. Prior to this, he was a practicing attorney in New Jersey for 15 years. He received a Bachelor’s Degree from Williams College, a Bachelor of Law Degree from Columbia Law School and a Master of Law Degree from New York University. He brings management experience, legal and business knowledge to Valley’s Board of Directors.

Gerald Korde, 66, President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company). Director since 1989.

Mr. Korde is the owner of Birch Lumber Company, Inc. and has various business interests including real estate investment projects with Chelsea Senior Living and Inglemoor Care Center of Livingston. He earned a Bachelor’s Degree in Finance from the University of Cincinnati. Mr. Korde’s background as a former owner and manager of motels provides a long history of entrepreneurship and managerial knowledge that remains valuable to Valley’s Board of Directors.

Michael L. LaRusso, 64, Financial Consultant. Director since 2004.

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group-Union Bank of California (Bank). He held the position of federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate from the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

Marc J. Lenner, 44, Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company). Director since 2007.

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the Company. He has experience in multiple areas of commercial real estate market throughout the country (specifically in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., a CPA firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With Mr. Lenner’s vast financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Robinson Markel, 75, Counsel to the law firm of Katten Muchin Rosenman LLP. Director since 2001.

Mr. Markel is Of Counsel to Katten Muchin Rosenman LLP, a national law firm, where he specializes in executive compensation and corporate governance matters. He is a former Director of Merchants New York Bancorp, Inc. and The Merchants Bank of New York, which were acquired by Valley in 2001. As an attorney familiar with regulatory matters in these fields, his service on our Board is greatly valued. Mr. Markel holds a Bachelor’s Degree from New York University’s Stern School of Business and a Juris Doctor Degree from New York University School of Law. He brings years of relevant experience and knowledge in corporate governance, executive compensation and Securities and Exchange Commission laws to the Valley Board of Directors.

Richard S. Miller, 75, President of the law firm of Williams, Caliri, Miller & Otley, a Professional Corporation. Director since 1999.

Mr. Miller has practiced law at Williams, Caliri, Miller & Otley, specializing in banking law and bank regulatory work for 50 years. Prior to joining Valley’s Board, he served as a Director of Ramapo Financial Corporation and The Ramapo Bank for 30 years. Mr. Miller contributed his legal expertise in organizing and chartering seven community banks. He received his law degree from Rutgers University. Mr. Miller provides Valley’s Board with banking law and bank regulatory work experience, and a banking directorship background. His involvement and understanding of the trust business is also a valuable asset to Valley’s Board of Directors.

Barnett Rukin, 69, Chief Executive Officer, SLX Capital Management (asset manager). Director since 1991.

Mr. Rukin was the Chief Executive Officer of Short Line (a regional bus line) for 15 years and Regional Chief Executive Officer at Coach USA for two years. Since 2000 he has been Chief Executive Officer of SLX Capital Management LLC, (a firm dealing with investments in public & private equities, debt and real estate, and the management and development of real estate projects). Mr. Rukin has an in depth knowledge of real estate; federal, state and local regulations; auto, property and casualty insurance. He holds a Bachelor’s Degree in Economics from Cornell University. Mr. Rukin brings 48 years of knowledge and management experience in all aspects of a service organization to Valley’s Board of Directors.

Suresh L. Sani, 45, President, First Pioneer Properties, Inc. (a privately-owned commercial real estate management company). Director since 2007.

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 20 years of experience in managing and owning commercial real estate in Valley’s lending area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Robert C. Soldoveri, 56, Owner/Manager, Solan Management LLC (an investment property management firm). Director since 2008. Other directorships: Greater Community Bancorp.

Mr. Soldoveri is the Owner and Manager of Solan Management, LLC; a General Partner of Union Boulevard Realty, LLC; and a General Partner of Portledge Realty. Prior to his affiliation with Solan Management, he ran and operated Northeast Equipment Transport, Inc., a heavy equipment operating company and S&S Material Handling, which provided services to land developers and building contractors. Before joining Valley’s Board, Mr. Soldoveri served as a Director of Greater Community Bancorp and Greater Community Bank since 2001. He attended the University of Scranton, where he studied accounting and psychology. Mr. Soldoveri brings to Valley’s Board of Directors demonstrated leadership and experience with a wide array of real estate, corporate financing and operational matters.

*	Mr. Graham Jones and Mr. Walter Jones are brothers.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE MEETING.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee has appointed KPMG LLP to audit Valley’s financial statements for 2010. We are asking you to ratify that appointment. On March 5, 2008, Valley, pursuant to the approval of the Company’s Audit and Risk Committee, did not retain Ernst & Young LLP (“E&Y”) as independent registered public accounting firm and engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm.

The reports of E&Y on our financial statements for the year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2007 and through March 5, 2008, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its audit report on the Company’s financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. During the year ended December 31, 2007 and through March 5, 2008, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. We requested E&Y to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter is filed as Exhibit 16 to the Form 8-K filed on March 7, 2008.

KPMG audited our books and records for the years ended December 31, 2008 and 2009, while E&Y performed the audited services for the year ended December 31, 2007. The fees billed for services rendered to us by our independent accountants for the years ended December 31, 2009 and 2008 were as follows:

	2009*	2008**
Audit fees	$934,500	$627,000
Audit-related fees	246,000	24,000
Tax fees	0	15,000
All other fees	0	0
Total	$1,180,500	$666,000

*	The Proxy Rules require disclosure of fees billed during the year and not the agreed upon fees for the year. Consequently, the total amount for 2009 excludes $220 thousand of accrued fees not billed by KPMG in 2009, that will be billed in 2010.
**	The total amount for 2008 also excludes $333 thousand of accrued fees which were not billed in 2008 but were subsequently billed in 2009 and are included in the amount shown for 2009.

“Audit-related fees” include fees paid for benefit plan audits and other attestation services not directly related to the audit of our consolidated financial statements. “Tax Fees” include fees paid for tax advice services related to general state and local taxes.

The Audit and Risk Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent accountants to Valley. The policy requires that all services to be performed by KPMG, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit and Risk Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit and Risk Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may also present additional services for approval. All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit and Risk Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2009. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders regarding 2009 financial results.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. RATIFICATION OF THE APPOINTMENT OF KPMG REQUIRES A MAJORITY

OF THE VOTES CAST BE “FOR” THE PROPOSAL.

REPORT OF THE AUDIT AND RISK COMMITTEE

March 8, 2010

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

The following is the report of the Audit and Risk Committee with respect to the audited financial statements for fiscal 2009. With respect to fiscal year 2009, the Audit and Risk Committee has:

—	reviewed and discussed Valley’s audited financial statements with management and KPMG;

—	discussed with KPMG the scope of its services, including its audit plan;

—	reviewed Valley’s internal control procedures;

—

discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

—

received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

—	approved the audit and non-audit services provided during fiscal 2009 by KPMG.

Based on the foregoing review and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2009 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2009 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment. During the course of 2009, management regularly discussed the internal control review and assessment process with the Audit and Risk Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit and Risk Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit and Risk Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2009 Annual Report on Form 10-K.

Andrew B. Abramson, Committee Chairman

Eric P. Edelstein, Vice Chairman

Pamela R. Bronander

Gerald Korde

Michael L. LaRusso

Marc J. Lenner

ITEM 3

APPROVAL OF THE VALLEY NATIONAL BANCORP

2010 EXECUTIVE INCENTIVE PLAN

The Valley National Bancorp 2010 Executive Incentive Plan (the “Plan”) was approved by the Board of Directors on March 2, 2010, subject to shareholder approval at the 2010 Annual Meeting. If approved by the shareholders, the Plan will become effective as of January 1, 2010. This Plan will replace the Executive Incentive Plan (“EIP”) adopted by the Board of Directors in 2000 and approved by shareholders at the 2000 Annual Meeting and reapproved by shareholders at the 2005 Annual Meeting. If the Plan is not approved by shareholders no bonuses will be paid under the Plan. We reserve the right to use other discretionary bonus compensation outside of the Plan.

The Plan is being proposed to create what the Board believes will be effective incentive compensation while at the same time allowing us to deduct for income tax purposes certain executive compensation we otherwise may not be able to deduct. The Plan accomplishes the latter purpose by complying with Internal Revenue Code Section 162(m) and the regulations thereunder. Section 162(m) provides that we are not entitled to an income tax deduction for annual compensation in excess of $1,000,000 paid by Valley to certain of our named executive officers (appearing in the Summary Compensation Table each year) subject to certain exceptions. One exception allows us to deduct compensation which meets the requirements for performance-based compensation if the performance-based compensation is paid or distributed pursuant to a plan which has been approved by our shareholders. Thus our shareholder approval is necessary to deduct certain incentive compensation paid under the Plan.

The Plan creates on January 1 of each year a bonus pool consisting of 5% of the income before income taxes which may be earned by us in the coming year. This aspect of the Plan makes the bonus payments under the Plan performance-based compensation if certain other requirements are met. The bonus pool is then split into shares by the Compensation and Human Resources Committee (the “Compensation Committee”), which will administer the Plan, and awarded to participants prior to 90 days after the beginning of the calendar year in which the bonus pool will be earned. The Compensation Committee is not required to award 100 percent of the bonus pool and after shares are awarded in the pool the Compensation Committee retains the right, in its sole discretion, to reduce (but not to increase) the amount of any award until it is paid to an executive. The bonus pool of 5% of income before income taxes is expected to be used for bonuses to our named executive officers and other senior officers. The Compensation Committee anticipates that it will exercise its negative discretion to pay out significantly less than the entire bonus pool. The Company paid bonuses and awarded restricted stock to our named executive officers and other senior officers of $1.4 million, $3.7 million and $2.8 million for the performance years 2009, 2008 and 2007, respectively. Although the Plan has been designed to allow us to retain the tax deductibility of certain compensation in excess of $1,000,000 per year paid to our named executive officers, the Company expects that it will pay bonuses and award restricted stock under the Plan to named executive officers and other senior officers with compensation below that threshold. The Compensation Committee presently expects it would decide the dollar amount of the award to be received by the executive after the Committee measures performance at the end of the year against a variety of criteria established earlier in the year as described in the Compensation Discussion and Analysis Section on page 23. The Compensation Committee does not expect that any named executive will receive more than a fixed percentage of salary as a bonus.

The Compensation Committee and the Board determined to replace the EIP with the Plan because they concluded that the EIP inadvertently created unnecessary incentives to take risk. The EIP authorized awards to be based upon such factors as earnings per share, return on equity and other numbers oriented goals. In practice, the Compensation Committee set bonuses based upon our meeting certain earnings per share goals. While the new Plan targets a percentage of income before income taxes, the Plan expressly authorizes the Compensation Committee to exercise negative discretion on the size of the awards and thereby allows the Compensation Committee more easily to take into account a broad array of goals to determine the actual size of the individual incentive bonus. Prior to the payment or distribution of any award pursuant to the Plan, the Compensation Committee must certify in writing, which may be in the form of the minutes of the meetings of the Compensation Committee, that all of the performance goals and other material terms of the Plan pertaining to such award have been met. Awards may be paid or distributed, in whole or in part, in cash or in the form of grants of stock-based awards made under our Long-Term Stock Incentive Plan. Since the Plan expressly authorizes the Compensation Committee to pay awards in both cash and stock, the Committee can make awards of restricted stock in payment of earned bonuses which will qualify for a tax deduction under Section 162(m), which otherwise might not be deductible if granted outside the Plan.

The Plan requires that a participant continue in our employment for the entire plan year to receive the award. However, the Compensation Committee has the discretion to pay the award in the event of the termination of the participant’s employment during the plan year due to death, disability, retirement or under other circumstances approved by the Compensation Committee, but only on the same terms and at the same time as the award would have been made had the participant’s employment not terminated. Under the Plan, if the employment of a participant terminates during the year, the termination will not result in an increase in the shares allocated to other participants.

The Plan is consistent with our historical emphasis on performance-based compensation as well as our current compensation philosophy, as more fully described in the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement. The Plan also assists us by preserving the tax-deductibility of senior officer compensation.

It is anticipated that those eligible to participate in the Plan would be limited to the named executive officers and other senior officers; however, the Compensation Committee may designate any other officer or employee of Valley or one of its subsidiaries as eligible to participate in the Plan.

The Compensation Committee may, in its discretion, pay supplemental compensation awards outside of the Plan to one or more Plan participants, which supplemental awards may not be deductible. It is intended that any such supplemental awards would be made in circumstances so as not to cause bonus awards under the Plan to be other than performance-based compensation within the requirements of Section 162(m). The Plan may be amended by the Board of Directors at any time, provided that no amendment which requires shareholder approval in order for bonuses paid under the Plan to continue to be deductible under Section 162(m) or another section of the Internal Revenue Code, may be made without shareholder approval.

A copy of the Plan is attached as Appendix A to this proxy statement and the foregoing description is qualified in its entirety by reference to the Plan.

RECOMMENDATION ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN. THE FAVORABLE VOTE OF A MAJORITY OF THE VOTES CAST IS REQUIRED TO APPROVE THIS PROPOSAL.

ITEM 4

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders with the opportunity to cast an advisory vote on executive compensation for the named executive officers as described below. Last year the Company participated in the Troubled Asset Relief Program (TARP) administered by the United States Treasury and under the American Recovery and Reinvestment Act of 2009, every TARP participant was required to allow shareholders an advisory vote on executive compensation. While we are no longer required to have such a vote because we are no longer a TARP participant, we continue to believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2009 and early 2010 in detail.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis, and the compensation tables).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 4

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE. THE “FOR” VOTE OF A MAJORITY OF THE VOTES CAST WILL CONSTITUTE APPROVAL OF THIS ADVISORY PROPOSAL.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. All members of the Board also served as directors of our subsidiary bank, Valley National Bank (the “Bank”), during 2009. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2009, all directors then serving attended our annual meeting.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices, which the Board and senior management believe promote this purpose. Periodically these governance practices, as well as the rules and listing standards of NASDAQ and the NYSE and the regulations of the SEC, are reviewed by senior management, outside expert legal counsel and the Board.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT.  Valley is led by Mr. Gerald Lipkin, who has served as our Chairman and CEO since 1989. Our Board is comprised of Mr. Lipkin and 14 other directors, of whom 10 are independent under NYSE and NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons – the Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Our Audit and Risk Committee is responsible for overseeing risk management, and our full board regularly engages in discussions of risk management and receives reports on risk from our executive management, other company officers and the chair of the Audit Committee. Each of our other board committees also considers the risk within its area of responsibilities. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session at least once a year and that the three chairs of our board committees will rotate in presiding at these executive sessions.

We have employed this same basic leadership structure since Mr. Lipkin became Chairman and CEO in 1989. We believe that this leadership structure has been effective. Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having a combined chairman/CEO and independent chairpersons for each of our Board committees provides the right form of leadership. We have a single leader for our company who can present a consistent vision, and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for Valley and in our industry. We believe that our Chairman/CEO together with the Audit and Risk Committee and the full board of directors, provide effective oversight of the risk management function.

DIRECTOR INDEPENDENCE.  The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit and Risk Committees are “independent” for purposes of the independence standards of both the New York Stock Exchange and NASDAQ, and that all of the members of the Audit and Risk Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the independence standards of both the New York Stock Exchange and NASDAQ. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Robinson Markel, Richard S. Miller, Barnett Rukin and Suresh L. Sani.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company fall within these categories is independent:

—

A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

—

A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

—	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

—

Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

—

Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

—

Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $120,000 or 5% of the gross revenues of the business.

The Board considered the following categories of items for each director it determined was independent:

Name	Loans*	Trust Services/Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Personal	Trust Services	Checking, Savings, Certificate of Deposit	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial and Personal Line of Credit	Trust Services	Checking, Money Market	None
Michael L. LaRusso	Mortgage, Home Equity	None	Checking, Money Market, Safekeeping	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	None	Checking, Money Market, Certificate of Deposit, IRA	None
Robinson Markel	None	None	Checking	Legal
Richard S. Miller	Home Equity Line of Credit	None	Checking, Savings	Legal
Barnett Rukin	Commercial and Home Mortgages, Line of credit	Assets Under Management	Checking, Safe Deposit Box	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

*	In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS.  Valley’s Corporate Governance Guidelines require the Board to provide for executive sessions with only independent, non-management directors participating. At least once a year, the Board holds an executive session including only independent, non-management directors. Valley’s Board has chosen to rotate the presiding director for each meeting among the respective chairmen of the Audit and Risk, Compensation and Human Resources, and Nominating and Corporate Governance Committees.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS.  The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors; or with the rotating chairman of the executive sessions of the non-management directors of the Board:

—

Shareholders or interested parties wishing to communicate with the Board of Directors; or with the presiding director of executive sessions, should send any communication to Valley National Bancorp, c/o Alan D. Eskow, Corporate Secretary, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

—

The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman; or to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors; or of the non-management directors, in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by any Board member; or by the presiding director of executive sessions, and will regularly review all such communications with the Board or the appropriate committee chairman; or with the presiding director at the next meeting.

The Board of Directors has also established the following procedures for shareholder or interested party communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2009, the Board of Directors maintained an Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees.

During 2009, each director attended at least 95% or more of the meetings of the Board of Directors, the Bank Board and of each committee on which he or she served. Our Board met five times during 2009 and the Bank’s Board met fourteen times during 2009.

The following table presents 2009 membership information for each of our Audit and Risk, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson	X*	X	X
Pamela R. Bronander	X
Eric P. Edelstein	X**		X**
Gerald Korde	X	X	X*
Michael L. LaRusso	X		X
Marc J. Lenner	X
Robinson Markel		X*	X**
Richard S. Miller		X
Barnett Rukin			X

*	Committee Chairman
**	Vice Chairman

AUDIT AND RISK COMMITTEE.  The Audit and Risk Committee met eight times during 2009, (and in addition, the Committee Chairman and typically one other member of the Audit and Risk Committee met with the Chief Audit Executive and Chief Risk Officer monthly for the purpose of communicating closely with those officers and receiving updates on significant developments.) The Board of Directors has determined that each member of the Audit and Risk Committee is financially literate and that more than one member of the Audit and Risk Committee has the accounting or related financial management expertise required by the NYSE. The Board of Directors has also determined that Mr. Edelstein meets the SEC criteria of an “Audit Committee Financial Expert.”

The charter for the Audit and Risk Committee can be viewed at the “Corporate Profile” link on our website www.valleynationalbank.com. The charter gives the Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Each member of the Audit and Risk Committee is independent under both NYSE and NASDAQ listing rules. Other responsibilities of the Audit and Risk Committee pursuant to the charter include:

—	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

—	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

—	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

—	Considering Valley’s outside auditors’ independence;

—	Overseeing the risk management, internal audit and internal compliance functions;

—	Reviewing examination reports by regulatory agencies, together with management’s response and follow-up;

—	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

—	Reporting to the full Board concerning significant matters coming to the attention of the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Committee met four times during 2009. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include:

—	Director qualifications and standards;

—	Director responsibilities;

—	Director orientation and continuing education;

—	Limitations on board members serving on other boards of directors;

—	Director access to management and records; and

—	Criteria for annual self-assessment of the Board, its committees, and management and their effectiveness.

The Nominating and Corporate Governance Committee is also charged with overseeing the Board’s adherence to our corporate governance standards and the Code of Conduct and Ethics. The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” Each member of the Nominating and Corporate Governance Committee is independent under both NYSE and NASDAQ listing rules.

COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Committee met five times during 2009. The Committee determines CEO compensation, sets general compensation levels for directors, all officers and employees and sets specific compensation for named executive officers (“NEOs”) and other executive officers. It also administers our non-equity and the equity incentive plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available at the “Corporate Profile” link on our website located at www.valleynationalbank.com, which delegates to the Committee the responsibility to recommend Board compensation. Each member of the Compensation and Human Resources Committee is independent under both NYSE and NASDAQ listing rules.

EXECUTIVE OFFICERS COMPENSATION.  In undertaking its responsibilities, annually, the Committee receives from the CEO recommendations for salary, non-equity incentive awards, stock option and restricted stock awards for NEOs and other executive officers. After considering the possible payments under our 2009 Long-Term Stock Incentive Plan (“2009 LTSIP”) and discussing the recommendations with the CEO, the Committee meets in executive session to make the final decisions on these elements of compensation. All stock awards are made using the closing stock price on the date that the awards are approved.

The Committee also determines the CEO’s compensation based on various factors including performance, personal goals and objectives as well as operating targets and the peer group analysis. The determination of the Committee is final.

The salaries, non-equity compensation and stock awards to other officers are proposed by the CEO to the Committee after he has consulted with the other executive officers. These recommendations are reviewed by the Committee and after discussion (and in certain cases amendments) are approved. All stock awards are made using the closing stock price on the date that the awards are approved. For the Chief Audit Executive and the Chief Risk Officer, salaries are approved by the Chairman of the Audit and Risk Committee.

Under authority delegated by the Committee, all other employee salaries and non-equity compensation are determined by executive management. For stock awards, based on operational considerations, prior awards and staff numbers, a block of shares is allocated by the Committee. The individual stock option and restricted stock awards are then allocated by the CEO and his executive staff. All stock awards are made using the closing stock price on the date that the awards are approved.

Under authority delegated by the Committee, during the year, the CEO is authorized to make limited stock option grants and restricted stock awards in specific circumstances (special incentive awards for non-officers, awards to new employees and grants on completion of advanced degrees.) All stock awards are made at the closing stock price on the date that the awards are approved.

All awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.

COMPENSATION CONSULTANTS.  In 2009 the Committee in its sole discretion employed Fredrick W. Cook & Co. as compensation consultants. The Cook firm was employed to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee and in relationship to these data provide an overview and comments on Valley’s executive compensation. Also, the Cook firm was requested to provide trend information relating to executive compensation matters (specifically, the benefit equalization plan in 2008.) In addition, the Cook firm has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

In addition, the Committee also employed Watson Wyatt Worldwide as compensation analysts to provide an analysis and information relating to our NEOs’ potential post-employment payments described below, under the “Compensation Discussion & Analysis – Potential Payments on Termination of Employment or Change-in-Control” section.

COMPENSATION AS THEY RELATE TO RISK MANAGEMENT.  The Chief Risk Officer evaluated all incentive-based compensation for all employees of the Company and reported to the Compensation and Human Resources Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Valley. Each NEO’s compensation was not considered excessive; NEOs did not receive cash incentive payments in 2009. None of the other forms of compensation or incentives were considered to encourage undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.

AVAILABILITY OF COMMITTEE CHARTERS

The Audit and Risk Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operates pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at the “Corporate Profile” link on our website www.valleynationalbank.com. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations for a director may be made only by the Board of Directors, the Nominating and Corporate Governance Committee of the Board, or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board. These include:

—

Directors may not be nominated for election to the Board in the calendar year after the year in which the director turns 75; except that a director past 75 years of age who remains employed full time in his or her primary business can be nominated for reelection. The Nominating and Corporate Governance Committee must excuse such a director from participating in the discussion of his/her own renomination;

—	The maximum age for an individual to join the Board shall be age 60;

—	Each Board member must demonstrate that he or she is mentally and physically able to serve regardless of age;

—	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

—	A majority of the Board members must maintain their principal residence within 100 miles of Wayne, New Jersey (Valley’s primary service area);

—	Board members may not stand for re-election to the Board for more than four terms following his or her establishment of a legal residence outside of New Jersey, New York, or Connecticut;

—	Each Board member must own a minimum of 5,000 shares of our common stock of which 1,000 shares must be in his or her own name (or jointly with the director’s spouse) and not pledged or hypothecated;

—

Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

—

Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

—	Each Board member should be available for continuing education opportunities throughout the year;

—	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

—

If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as substandard or doubtful, the Board member shall resign upon request of the Board;

—

No Board member should serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

—	Each Board member should be an advocate for Valley within the community; and

—	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2011, we must receive this notice on or after November 15, 2010, and on or before December 15, 2010. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

—	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

—

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC, NYSE and NASDAQ rules or an Audit and Risk Committee financial expert as defined by SEC rules;

—

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered independent under NYSE and NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

—	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

—	Willingness to apply sound and independent business judgment;

—	Ability to work productively with the other members of the Board;

—	Availability for the substantial duties and responsibilities of a Valley director; and

—	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

Diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. In selecting director nominees the Nominating Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

You can obtain a copy of the full text of our policy regarding shareholder nominations by writing to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470.

COMPENSATION AND HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES

The Board has delegated the responsibility for executive compensation matters to the Compensation and Human Resources Committee. The minutes of the Committee meetings are provided at Board meetings and the chair of the Committee reports to the Board significant issues dealt with by the Committee.

The Committee operates pursuant to a charter, determines CEO compensation, sets general compensation levels for all officers and employees and sets specific compensation for NEOs and other executive officers. It also administers our non-equity compensation plan and the equity compensation plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available at the “Corporate Profile” link on the Company’s website located at www.valleynationalbank.com, which delegates to the Committee the responsibility to recommend Board compensation.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available in the “Corporate Profile” section of our website located at www.valleynationalbank.com. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available at the “Corporate Profile” section of our website located at www.valleynationalbank.com. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS.    Annual compensation of non-employee directors for 2009 was comprised of the following components: cash compensation consisting of annual retainer; meeting and committee fees; and, to the extent that a director elects to forego all or a portion of the annual retainer and board meeting fees, participation in the 2004 Directors Restricted Stock Plan. In addition, there is also a Directors Retirement Plan. Each of these compensation components is described in detail below. The total 2009 compensation of the non-employee directors is shown in the following table.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Andrew B. Abramson (1)	$ 45,500	$74,689	$ 3,822	$14,925	$138,936
Pamela R. Bronander	30,000	74,689	2,870	12,574	120,133
Eric P. Edelstein (1)	101,250	0	5,018	9,219	115,487
Mary J. Steele Guilfoile	24,000	73,355	3,540	62,931	163,826
Graham O. Jones	79,500	0	8,056	0	87,556
Walter H. Jones, III	66,000	0	9,449	0	75,449
Gerald Korde (1)	98,500	0	10,027	0	108,527
Michael L. LaRusso	59,750	37,351	6,500	6,502	110,103
Marc J. Lenner	76,500	0	1,828	0	78,328
Robinson Markel (1)	86,000	0	15,527	0	101,527
Richard S. Miller	89,000	0	16,546	0	105,546
Barnett Rukin	71,750	0	12,308	12,642	96,700
Suresh L. Sani	60,000	0	1,943	0	61,943
Robert C. Soldoveri	59,000	0	3,785	0	62,785

(1)	Bancorp Committee Chairman and/or Bancorp Committee Vice Chairman (see Committees of the Board on Page 14 in this Proxy Statement.)
(2)	Includes committee fees and fees for chairing Board Committees.
(3)

Reflects fees forgone by directors pursuant to the 2004 Directors Restricted Stock Plan. There were 20,479 shares awarded under the plan during the year ended December 31, 2009 each at the grant date fair market value of $12.70 and there were 103,178 outstanding shares under the plan as of December 31, 2009. The following table represents the shares awarded in 2009, the grant date fair market value and the aggregate number of stock outstanding at December 31, 2009, for each of the following participants:

Name	Number of Shares Awarded in 2009	Grant Date Fair Market Value of Shares Awarded	Aggregate Number of Stock Awards Outstanding at Fiscal Year-End
Andrew B. Abramson	5,881	$12.70	22,536
Pamela R. Bronander	5,881	12.70	19,449
Mary J. Steele Guilfoile	5,776	12.70	22,491
Michael L. LaRusso	2,941	12.70	10,008

(4)

Represents the change in the present value of pension benefits for Directors Plan for 2009 taking into account the age of each director, a present value factor, an interest discount factor and time remaining until retirement.

(5)

This column reflects the cash dividend and interest on deferred dividends earned during 2009, under the 2004 Directors Restricted Stock Plan. For Ms. Guilfoile, the amount also includes $48,000 consulting fee pursuant to a long-standing investment banking retainer consulting agreement, paid to MG Advisors, Inc. in 2009. Ms. Guilfoile is the Chairman of MG Advisors.

ANNUAL BOARD RETAINER.  Non-employee directors received an annual retainer of $30,000 per year, paid quarterly. This retainer is paid to recognize expected ongoing dialog of board members with our executives and employees, for being available to provide their professional expertise as needed, for attending various Bank functions, for undertaking continuing education, and for interfacing with customers as appropriate.

BOARD MEETING FEES.  In recognition of the preparation time, travel time, attendance at and providing professional expertise at the board meetings, non-employee directors received a board meeting fee of $2,000 for each meeting attended.

BOARD COMMITTEE FEES AND COMMITTEE CHAIR RETAINER.  The Chair of the Audit and Risk Committee received an annual retainer of $10,000 and the Vice Chair a retainer of $3,750. The Chair of the Compensation and Human Resources Committee received an annual retainer of $10,000 and each Vice Chair a retainer of $5,000. The Chair of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. These retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All members of these committees are paid for attending each committee meeting as follows: $2,000 for Audit and Risk, $1,500 for Compensation and Human Resources and $1,000 for Nominating and Corporate Governance.

The Company and Bank also have a number of other committees (other than the corporate governance committees listed above and required to be disclosed) that are not “disclosed” committees under SEC and NYSE rules. These committees generally deal with oversight of various operating matters. All other committee chairs receive a retainer of $5,000 and there is an attendance fee between $500 and $1,000 for each committee meeting.

DIRECTORS RETIREMENT PLAN.  We maintain a retirement plan for non-employee directors. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence following the later of a director reaching age 65 or after a director has retired from the Board. The annual benefit is equal to the director’s years of service, multiplied by 5%, multiplied by the final annual retainer paid to the director at the time of retirement. In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate.

DIRECTORS RESTRICTED STOCK PLAN.  We also maintain the 2004 Director Restricted Stock Plan (“2004 Directors Plan”). The 2004 Directors Plan provides the non-employee members of the Board of Directors with the opportunity to forego some or all of their annual cash retainer and meeting fees in exchange for shares of Valley restricted stock granted at a percentage of the market value at the date of grant (generally 75%). The discount recognizes the exchange of immediate cash fees for a five year deferral or until retirement, death, disability, the participant’s inability to stand for re-election due to age restrictions, or the participant’s failure to be re-elected after standing for re-election, and if there is a change-in-control prior to the vesting date. There are 103,178 shares outstanding under this plan as of December 31, 2009.

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at December 31, 2009 by each director, by each of our executive officer for whom individual information is required to be set forth in this proxy statement under rules of the SEC, and by directors and all executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	262,612	(3)	0.17
Pamela R. Bronander	34,023	(4)	0.02
Peter Crocitto	319,337	(5)	0.21
Eric P. Edelstein	18,799	(6)	0.01
Albert L. Engel	137,682	(7)	0.09
Alan D. Eskow	222,351	(8)	0.14
Mary J. Steele Guilfoile	377,384	(9)	0.24
Graham O. Jones	839,555	(10)	0.54
Walter H. Jones, III	1,384,221		0.89
Gerald Korde	2,012,016	(11)	1.29
Michael L. LaRusso	25,436	(12)	0.02
James G. Lawrence	518,500	(13)	0.33
Marc J. Lenner	217,906	(14)	0.14
Gerald H. Lipkin	608,041	(15)	0.39
Robinson Markel	464,966	(16)	0.30
Robert M. Meyer	281,319	(17)	0.18
Richard S. Miller	103,548	(18)	0.07
Barnett Rukin	88,648	(19)	0.06
Suresh L. Sani	50,420	(20)	0.03
Robert C. Soldoveri	137,460	(21)	0.09
Directors and Executive Officers as a group (32 persons)	8,810,083	(22)	5.66

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)

The number of shares of our common stock used in calculating the percentage of the class owned includes 152,987,903 shares of our common stock outstanding as of December 31, 2009. The table also includes 2,613,155 shares purchasable pursuant to stock options for our shares that were exercisable within 60 days of December 31, 2009 (All exercisable options outstanding have exercise prices that are higher than Valley’s market price at December 31, 2009 of $14.13; and as of the record date of February 19, 2010, all exercisable options outstanding have exercise prices that are higher than Valley’s market price of $14.17).

(3)

This total includes 8,446 shares held by Mr. Abramson’s wife, 28,426 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 11,325 shares held by a family foundation, 85,956 shares held by a trust of which Mr. Abramson is a trustee, 3,175 shares held by a family fund trust, 7,859 shares held in self-directed IRA Plans of which Mr. Abramson and his wife are beneficiaries and 22,536 restricted shares pursuant to the director restricted stock plan. Mr. Abramson has the authority to execute trades of 5,080 shares of Valley stock held by his mother, of which he disclaims beneficial ownership.

(4)

This total includes 594 shares held in custody for Ms. Bronander’s child, 3,675 shares held by Ms. Bronander’s children, 19,449 restricted shares pursuant to the director restricted stock plan; and of this total, 8,908 shares were pledged as security.

(5)

This total includes 34,574 shares held by Mr. Crocitto’s wife, 3,032 shares held in Mr. Crocitto’s KSOP, 7,212 shares held by Mr. Crocitto as custodian for his children, 1,691 shares held by Mr. Crocitto’s daughter, 28,530 restricted shares, and 120,781 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 22,082 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009.

(6)	This total includes 12,102 restricted shares pursuant to the director restricted stock plan.
(7)

This total includes 3,007 shares held in Mr. Engel’s KSOP, 18,875 restricted shares and 54,993 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 22,083 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009.

(8)

This total includes 44,745 shares held by Mr. Eskow’s wife, 3,189 shares held in Mr. Eskow’s KSOP, 883 shares held in his IRA, 948 shares held jointly with his wife, 861 shares in an IRA held by his wife, 28,530 restricted shares and 93,433 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 22,082 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009.

(9)	This total includes 174,158 shares held by Ms. Guilfoile’s spouse and 22,492 restricted shares pursuant to the director restricted stock plan.
(10)	This total includes 17,304 shares owned by trusts for the benefit of Mr. G. Jones’ children of which his wife is co-trustee; and of this total, 811,880 shares were pledged as security.
(11)

This total includes 62,313 shares held jointly with Mr. Korde’s wife, 296,037 shares held in the name of Mr. Korde’s wife, 771,713 shares held by his wife as custodian for his children, 272,437 shares held by a trust of which Mr. Korde is a trustee and 109,223 shares held in Mr. Korde’s self-directed IRA.

(12)	This total includes 12,533 shares held jointly with Mr. LaRusso’s wife and 10,007 restricted shares pursuant to the director restricted stock plan.
(13)

This total includes 19,452 shares owned by Mr. Lawrence’s wife, 54,246 shares owned by family members which Mr. Lawrence has the power to vote pursuant to a proxy, 4,163 shares held by Mr. Lawrence as custodian for his son, 2,008 shares held by his spouse and himself as custodians for their grandchildren, 55,198 shares owned by a trust of which he is a 45% beneficiary and 26,358 shares owned by an estate of which Mr. Lawrence is an executor and 50% beneficiary. This total also includes 5,871 restricted shares and 71,513 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not 18,509 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009.

(14)

This total includes 10,385 shares held in a retirement pension, 342 shares held by Mr. Lenner’s wife, 16,639 shares held by his children, 167,065 shares held by a trust of which Mr. Lenner is 50% trustee and 11,046 shares held by a charitable foundation.

(15)

This total includes 185,559 shares held in the name of Mr. Lipkin’s wife, 134 shares held jointly with his wife, 2,755 shares held in his KSOP, and 19,323 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 67,411 restricted shares and 154,370 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 45,442 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009.

(16)

This total includes 4,904 shares owned by Mr. Markel’s wife, 34,495 shares held by his wife in trust for his children, 81,140 shares owned by Mr. Markel in his self-directed IRA and 248,140 shares owned by his sister, which Mr. Markel has power to vote. Mr. Markel disclaims beneficial ownership of the shares held by his wife, the shares held by his wife in trust for his children and shares owned by his sister.

(17)

This total includes Mr. Meyer’s 19,488 restricted shares, 112,693 shares held jointly with his wife, 3,073 shares held in his KSOP and 120,781 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 22,082 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2009; and of this total, 137,977 shares were pledged as security.

(18)

This total includes 33,898 shares held in Mr. Miller’s self-directed IRA, 36,847 shares held jointly with his wife, 2,355 shares held by a corporation for which Mr. Miller is a 20% shareholder, and 8,299 shares held by his wife, but not the 1,784 shares potentially available in the future by exercise of his warrants not exercisable within 60 days of December 31, 2009. Mr. Miller disclaims beneficial ownership of the 8,299 shares held by his wife, and all shares held by the corporation except for the 20% or 471 of such shares.

(19)

This total includes 23,915 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children, 10,906 shares held by a private foundation of which Mr. Rukin is an officer and 16,594 restricted shares pursuant to the director stock plan. Mr. Rukin disclaims beneficial ownership of the shares held by his wife, shares held by his wife as custodian for their children, and shares held by a private foundation.

(20)	This total includes 4,931 shares held in Mr. Sani’s Keogh Plan, 4,931 shares held in trusts for benefit of his children, and 38,353 shares held in pension trusts of which Mr. Sani is co-trustee.
(21)

This total includes 134,618 shares held by a foundation of which Mr. Soldoveri is a trustee, but does not include 607 shares represented by warrants not exercisable within 60 days of December 31, 2009.

(22)

This total includes 705,859 shares owned by 12 executive officers who are not directors or named executive officers, which total includes 11,340 shares in KSOP and/or IRA, 25,977 indirect shares, 60,625 restricted shares, and 316,552 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2009, but not the 74,682 shares potentially available in the future by exercise of their stock options not exercisable within 60 days of December 31, 2009. The total does not include shares held by the Bank’s trust department.

PRINCIPAL SHAREHOLDERS.  The following table contains information about the beneficial ownership at December 31, 2009 by persons or groups that beneficially owns 5% or more of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (1)
Columbia Wanger Asset Management, L.P. (2) 227 West Monroe Street, Suite 3000, Chicago, IL 60606	8,219,495	5.28%
BlackRock, Inc. (3) 40 East 52nd Street, New York, NY 10022	9,520,767	6.12

(1)

The number of shares of our common stock used in calculating the percentage of the class owned includes 152,987,903 shares of our common stock outstanding as of December 31, 2009 and 2,613,155 shares purchasable pursuant to stock options for our shares that were exercisable within 60 days of December 31, 2009.

(2)

Based on a Schedule 13G Information Statement filed February 1, 2010 by Columbia Wanger Asset Management, as an investment adviser. The Schedule 13G discloses that Columbia Wanger had sole voting power as to 7,835,315 shares, and dispositive power as to 8,219,495 shares; that shares held by Columbia Wanger amounted to 5.6% of our common stock as of December 31, 2009.

(3)

Based on a Schedule 13G Information Statement filed January 29, 2010 by BlackRock. The Schedule 13G discloses that BlackRock has sole voting power and dispositive power as to 9,520,767 shares; that shares held by BlackRock amounted to 6.4% of our common stock as of December 31, 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

OUR 2009 PERFORMANCE.  2009 was not an easy year for financial institutions in general. There were numerous bank failures. Many companies reported greatly reduced earnings or actual losses. Many reduced or eliminated dividends to common shareholders. While our 2009 operating results were below our expectations, we did better than in 2008, which was not the case for many regional banks and financial institutions. We reported net income of $116.1 million in 2009, compared with $93.6 million in 2008. In addition:

—	We continued to pay our regular $0.76 dividend on our common stock, as well as all dividends on our preferred stock;

—	We were profitable in every quarter;

—	We, among the financial institutions that we regard as our peers, had one of the lowest reported delinquency and charge-off levels and one of the best overall credit quality metrics;

—	We raised common equity to meet anticipated regulatory and industry common equity requirements;

—	We maintained our strong balance sheet and high regulatory capital ratios;

—	We froze salaries and limited hiring to customer contact areas;

—	We underwent a reduction in work force;

—	We continued to open new branches in both New Jersey and New York; and

—	We were able to repurchase the $300 million of preferred stock we issued to the U.S. Treasury in 2008 under the TARP Capital Purchase Program.

The above results were accomplished even though our expense for the Federal Deposit Insurance Corporation insurance assessment was 10 times higher in 2009 than 2008 ($20.1 million in 2009, $2.0 million in 2008), we had to record a non-cash charge of $15.8 million on the fair value of our junior subordinated debentures compared to a gain of $15.2 million in 2008, and we raised our provision for credit losses to $48.0 million in 2009 compared to the 2008 provision of $28.3 million.

In 2008, all of our named executive officers (“NEOs”) volunteered to forego any base salary increase that otherwise would have taken effect in January 2009. Also, they agreed that no equity-based incentive award (stock option or restricted stock award) should be paid. The decision by our NEOs to forego these increases and awards was based on the severe deterioration of the economy which resulted in a decline in our 2008 earnings. When we accepted TARP funds in 2008, we became subject to the executive compensation restrictions of that program, which were enhanced in 2009 and permitted only payments of salary and grants of TARP-compliant restricted stock. The result was that 2009 NEO cash compensation ranged from about 53% to 67% below 2008 levels. See Table 1 below in this discussion and analysis.

After all TARP funds were repaid in December 2009, we were no longer subject to TARP’s executive compensation restrictions. For 2010, we have substantially increased base salaries for our NEOs and we are proposing to revise our Executive Incentive Program so that it will allow us to pay tax-deductible bonuses to our NEOs in cash or stock. See “Compensation Details” below.

OUR COMPENSATION PHILOSOPHY

We are aware that there is substantial and legitimate concern about the way compensation is paid by financial institutions. There is a growing belief that executive compensation ought not to encourage the taking by management of those institutions of unreasonable or unnecessary risks, and that the period over which incentive compensation is obtained should be more closely aligned with the “risk horizon,” that is, the length of time estimated to be needed in order to see whether or not the taking of risk has produced the intended beneficial result, the incentive compensation being reduced or eliminated if expected results are not achieved.

We began to address these concerns in our 2009 compensation. That year, we adopted a “hold-past-termination” policy under the 2009 LTSIP for all new stock-based awards (restricted stock awards, and stock obtained by exercising stock options.) The policy applies to all unvested NEO award shares under the 2009 LTSIP whose vesting is accelerated as the result of an NEO’s leaving our employ other than shares accelerated due to a change-in-control, and requires the departing NEO to hold 50% of those shares for at least 18 months after termination of employment for reasons other than death, disability or change-in-control. We adopted this policy to better align the long-term interests of our NEOs with those of our shareholders, because we expect it to induce a longer-term focus by NEOs on the safety and well-being of our institution over a substantial period beyond the time when they lose the ability to influence its operations.

At the beginning of 2010, we made a number of further changes in our executive compensation plans applicable to our NEOs:

—

We put in place a “clawback” policy that allows us to recover all cash and stock incentive payments awarded after the policy’s adoption if our Compensation Committee determines that any award, made within three years prior to the Committee’s determination, was based on materially inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation by the award recipient.

—	The revisions to our Executive Incentive Plan (“EIP”), to be submitted for shareholder approval at the 2010 Annual Meeting, include:

•	An extended two-year payout schedule for EIP cash awards, to allow time to evaluate the longer-term results of NEO business decisions before completing payment of cash awards; and

•

Elimination of the formula-based method we previously used to determine EIP awards. We concluded that the formula-based method, which relied principally on the prior year’s earnings per share, could encourage unnecessary risk-taking in order to increase earnings. The new determination method will be based on the application of quantitative and qualitative reviews of executive performance by our CEO and Compensation Committee.

OUR NAMED EXECUTIVE OFFICERS (“NEOS”)

Our NEOs during 2009 were: President, CEO and Chairman Gerald H. Lipkin, Senior Executive Vice President and Chief Financial Officer Alan D. Eskow; Senior Executive Vice President and Chief Operating Officer Peter Crocitto and Executive Vice Presidents Albert L. Engel, James G. Lawrence and Robert M. Meyer. Messrs. Eskow and Crocitto were promoted to Senior Executive Vice President during 2009. We have included compensation information about six of our officers holding Executive Vice President or higher ranking because of a recent change adopted by the SEC in the method of computing total compensation.

OUR COMPENSATION AND HUMAN RESOURCES COMMITTEE

Our Compensation and Human Resources Committee (the “Committee”) discharges the duties of our Board of Directors that concern compensation of our NEOs. The Committee’s functions are set out in its charter, which has been approved by the Board. None of the Committee’s members is an NEO, and all of them are independent as that term is defined under the rules of the New York Stock Exchange and the National Association of Securities Dealers.

The Committee met five times in 2009. Our CEO generally attends these meetings (other than those that relate to his compensation) at the Committee’s invitation, to provide information about NEO and other officers’ compensation and to assist the Committee in evaluating NEO job performance. At its meeting when compensation is determined for the next year, the Committee reviews management-prepared charts of NEO (and other officer) compensation elements, consisting of:

—	Base salary for the current year and each of the two preceding years;

—	Non-equity (bonus) award for each of the two preceding years;

—	Equity awards for each of the two preceding years; and

—	Management’s recommendation for: Salary for the coming year, bonus and stock awards for the current year.

The Committee uses these charts to evaluate each NEO’s recent history of wealth accumulation (in the form of equity awards) and recent cash compensation history. We prepare these charts in order to give the Committee a single, organized source of this information which it uses to determine whether to approve management’s recommended NEO compensation. In Mr. Lipkin’s case, no compensation recommendation is included in the charts; the Committee discusses his compensation directly with him, then determines his compensation.

Since 2006, the Committee has engaged the services of compensation consulting firm F.W. Cook & Co. to assist it in compensation decisions and related matters like peer group membership. One of that firm’s consultants attended three Committee meetings in 2009.  F.W. Cook renders no other services to the Company.

PEER GROUP CONSIDERATIONS

At several points in this discussion and analysis, we mention that we compare a particular compensation element with the same element as paid by members of our peer group. We have assembled a group of domestic financial institutions whose operations, measured by factors like revenue, net income, total assets, market capitalization and numbers of employees, are similar in size to ours. Our current peer group, unchanged from last year’s, consists of:

Associated Banc-Corp (Wisconsin)	BOK Financial Corp. (Oklahoma)*
Citizens Republic Bancorp (Michigan)	City National Bank (California)
Commerce Bancshares (Missouri)*	Cullen/Frost Bankers, Inc. (Texas)
FirstMerit Corporation (Ohio)	Fulton Financial Corporation (Pennsylvania)
Old National Bancorp (Indiana)*	Susquehanna Bancshares Inc (Pennsylvania)
TCF Financial Corporation (Minnesota)	Trustmark Corporation (Mississippi)
UMB Financial Corporation (Missouri)	Webster Financial Corp (Connecticut)
Whitney Holding Corporation (Louisiana)	Wilmington Trust Corporation (Delaware)

The three institutions whose names appear with an asterisk (*) were added to our peer group in 2008, and in that year we also removed two institutions, People’s United Bank and Sky Financial Group, Inc. We made these changes because we felt the three added institutions were more similar to us in the financial and other measures described in the preceding paragraph than the two we removed.

Peer group comparisons are used by the Committee to evaluate salaries and bonuses paid by the other financial institutions in our peer group. The Committee compares the salaries and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies, generally available from public data. The Committee also refers to the peer group information when considering the CEO’s recommendations for NEO salaries and awards under our Executive Incentive Plan (discussed below, and referred to as “EIP”).

We make peer group comparisons of salaries, incentive compensation (both cash and stock) and pension benefits so we can avoid situations in which our NEOs are over- or under-compensated in comparison to our peer group of financial institutions. We do not seek to maintain a precise numerical or percentage relationship between our NEO compensation and that of peer group institutions. Rather, the Committee reviews peer group compensation (both total compensation and individual components) to determine that our NEO compensation lies somewhere between the 25th and the 75th percentile of the peer group.

COMPENSATION DETAILS

BASE SALARY INCREASES AND RESTRICTED STOCK AWARDS (TARP-COMPLIANT).  While we held TARP funds, we were subject to that program’s compensation restrictions, which permitted only payments of salary and grants of TARP-compliant restricted stock not exceeding one-third of total compensation. Because these restrictions prevented us from making payments to our NEOs under our Executive Incentive Plan, and from awarding them stock option grants under our long-term stock incentive plan, we adopted, in November 2009 while still subject to TARP restrictions, a TARP-compliant NEO compensation structure for 2010. The compensation elements we adopted were base salary increases and restricted stock awards. We also adopted a revised executive incentive plan for use after our exit from TARP.

BASE SALARY INCREASES.  We gave our NEOs base salary increases commencing January 2010. The increases rewarded the successful efforts of our senior management for maintaining our financial stability and navigating us through the most severe economic downturn since the 1930s without suffering a net quarterly or annual loss. Moreover, because of the TARP restrictions to which we were then subject, the only way to avoid a substantial decrease in compensation was to increase base salaries. The increases did not completely offset the reduction in compensation from 2008 to 2009, as shown in Table 1 below. We increased NEO base salaries in order to fairly compensate our NEOs for their performance.

In setting the base salary increases, as noted above the Compensation Committee did not apply any formula, but rather based its decisions on the application of quantitative and qualitative reviews of executive performance by our CEO and Compensation Committee, taking into account our performance in 2009 and the contribution to that performance by each of our senior officers.

Table 1 immediately below shows total cash compensation of our NEOs for 2008, and base salaries for 2009 and 2010.

Table 1: NEO Compensation Comparisons 2008 – 2009

NEO	2010 Base Salary	2009 Base Salary	2008 Total Cash Compensation (Base Salary + EIP Cash Bonus)
Gerald H. Lipkin, CEO	$1,050,000	$700,000	$700,000 + $625,000 = $1,325,000
Alan D. Eskow, Senior EVP	505,000	370,000	370,000 + 180,000 = 550,000
Peter Crocitto, Senior EVP	505,000	370,000	370,000 + 195,000 = 565,000
Albert L. Engel, EVP	425,000	340,000	340,000 + 170,000 = 510,000
James G. Lawrence, EVP*	460,000	460,000	460,000 + 100,000 = 560,000
Robert M. Meyer, EVP	450,000	360,000	360,000 + 180,000 = 540,000

*

Until March 31, 2008, Mr. Lawrence’s compensation was governed by an employment agreement. See the discussion of the compensation history related to that agreement under “Restricted Stock Awards” immediately below.

RESTRICTED STOCK AWARDS.  At the same time as it set the increased base salary levels for 2010, the Compensation Committee set TARP-compliant restricted stock awards for 2009. Table 2 below shows the restricted stock grants awarded to our NEOs as a result of their 2009 performance. These were incentive awards of restricted stock, fully compliant with the TARP restrictions on incentive compensation.

We granted these awards to further align the interests of our NEOs with those of our shareholders. It should be noted that any portion of these restricted stock awards that vests upon the recipient’s leaving our employ will be subject to a 50% hold-past-termination (and for at least 18 months afterward) condition that we implemented for all new equity-based incentive awards beginning in 2009. This condition is discussed in more detail below.

The TARP-imposed features of these restricted stock awards, including vesting, resale restrictions and “clawback” provisions, were removed after we had repaid all the TARP funds in December 2009. In their place, we substituted a three-year vesting schedule for the restricted stock awards, and replaced the TARP “clawback” provision with our own, described above under “Our Compensation Philosophy.”

The Compensation Committee did not use any formulaic method to set the TARP-compliant restricted stock awards. Those award decisions were based on the Committee’s appraisal of 2009 NEO performance in:

—	meeting budget targets;

—	maintaining credit quality;

—	achieving earnings sufficient to allow maintenance of our common stock dividend;

—	raising needed capital, and repaying our TARP funding; and

—	the contribution of each of our senior officers to our 2009 financial performance.

Messrs. Lipkin, Eskow and Crocitto received awards very close to the TARP-limited one-third of total compensation (the awards to Messrs. Eskow and Crocitto had to be reduced by the TARP-compliant restricted stock awards they received when they were promoted earlier in the year, the value of which was $90,525 each.) Excluding these two promotion-related awards, each NEO other than Messrs. Lipkin and Lawrence received restricted stock awards equal to about half the maximum number of shares allowed under TARP.

Mr. Lipkin received essentially the maximum number of shares allowed under TARP; this is consistent with other aspects of his compensation which generally runs about double the levels of the next most highly compensated NEOs (see “Our Compensation Elements – Performance-Based Compensation Elements – Base Salaries” below.)

Mr. Lawrence received about 11% of the maximum number of shares allowed under TARP, reflecting the fact that until recently his compensation was fixed by an employment agreement that put him at a substantially higher salary level than the other NEOs excluding Mr. Lipkin, which he has continued to receive beyond the agreement’s expiration in March 2008.

Table 2 below shows the number of restricted shares awarded to each NEO. Award values are based on a share price of $13.26, the closing price of our common stock on the NYSE on the day the awards were made. Because the restricted stock awards are based on 2009 job performance, the TARP limit on restricted stock awards (1/3 of total annual compensation) is based on the sum of 2009 total cash compensation (from Table 1 above) plus the value of the TARP-compliant incentive award from Table 2.

Table 2: NEO Stock Incentive Compensation For 2009

NEO	2009 Base Salary	Maximum Permitted Award Value	Actual Award Value at $13.26/Share No. of Shares
Gerald G. Lipkin, CEO	$700,000	$350,000	$349,997.70		26,395
Alan D. Eskow, Senior EVP	370,000	185,000	92,992.38	*	7,013
Peter Crocitto, Senior EVP	370,000	185,000	92,992.38	*	7,013
Albert L. Engel, EVP	340,000	170,000	76,908.00		5,800
James G. Lawrence, EVP	460,000	230,000	25,194.00		1,900
Robert M. Meyer, EVP	360,000	180,000	76,908.00		5,800

*

Does not include restricted stock awards of 7,500 shares with a total value of $90,525 ($12.07 per share) to each of Messrs. Crocitto and Eskow when they were promoted to Senior Executive Vice President in 2009.

EXECUTIVE INCENTIVE PLAN.  A revised Executive Incentive Plan is being submitted to our shareholders for approval at the 2010 Annual Meeting. This 2010 Executive Incentive Plan is described more fully in Item 3 of this Proxy Statement and is attached in full as Appendix A.

We are revising the EIP, and seeking approval by our shareholders of the revised EIP, for two reasons. First, we want to bring the EIP into compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts income tax deductions for compensation in excess of $1 million annually to compensation which is performance-based and is paid under a shareholder-approved plan. Second, we want to allow our Compensation Committee to base determinations of EIP awards on the substantially broadened factors described below under “Our Compensation Determinations.”

EIP awards may be paid in cash, stock, or a combination of both. We currently expect that any cash component of an award will be paid in installments as follows: 50% on the payment date fixed by the Compensation Committee and the balance in eight equal installments at the end of each of the next eight calendar quarters. We believe this extended payment schedule will more closely align with the “risk horizon” of NEO business decisions, meaning that, before the full cash amount is paid, we will have a good idea of the longer-term effects of the business decisions and results that were rewarded at the time of the initial payment and can adjust the total award if required in the Committee’s judgment.

OUR COMPENSATION DETERMINATIONS

We have made substantial changes in the method we use to determine NEO compensation. We are eliminating all use of formulas in determining performance-based compensation. As indicated immediately below in our discussion of performance-based compensation elements, we had previously used formulas principally related to prior-year earnings per share as the primary method of determining performance and, consequently, determining performance-based compensation. We most recently used this formulaic method to determine 2008 compensation; 2009 compensation, the salary increases that took effect in January 2010, and the TARP-compliant restricted stock awards in November 2009.

We have concluded that use of short-term (prior year) earnings to determine the size of incentive awards can be viewed as encouraging unreasonable or unnecessary risks, by encouraging a short-term focus that attempts to maximize earnings while minimizing (or ignoring entirely) the longer-term risks that those attempts can involve. So, going forward, we will make incentive compensation awards based on consideration of a number of business-related criteria. We will consider each NEO’s individual performance and his or her influence on our operating results, as well as those results themselves. While we will certainly consider financial performance in the preceding year as indicated by per-share earnings and return on equity as factors determining incentive compensation awards, we will consider and evaluate performance over a period of several years, not just the one most recently completed, and not based exclusively on short-term financial measures. We will expect our NEOs to demonstrate a continuing performance level that is equal to or better than our peers, and will use peer group performance to compare, not govern, our performance-based compensation. We will evaluate each NEO’s management of business and other risks arising from the part of our operations for which they bear responsibility. We will take into account the extent to which each NEO conducts those operations within budgetary limitations. We will make these evaluations in a non-formulaic manner, applying our best business judgment.

If an award granted under our 2010 Executive Incentive Plan or Long-Term Stock Incentive Plan is later (within three years after the grant date) found by our Compensation Committee to have been based on materially inaccurate information or on misrepresentation by the award recipient, we are instituting a “clawback” policy that will allow recapture of the award. Our “clawback” policy is described above under “Our Compensation Philosophy.”

OUR COMPENSATION ELEMENTS

Our NEO compensation elements consist of performance-based and non-performance based elements and post-employment compensation. Performance-based elements are: Base salaries, Executive Incentive Plan awards and Long-Term Stock Incentive Plan awards. Non-performance based elements are: Pension and health care benefits, other benefits, and perquisites. Post-employment compensation elements are: Severance and change-in-control benefits.

PERFORMANCE-BASED COMPENSATION ELEMENTS

BASE SALARIES.  Before TARP, base salaries were determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. This will continue to be the practice in 2011 and beyond, but we will use an expanded set of criteria as described above under “Our Compensation Determinations.” Base salaries are paid in order to fairly compensate our key executives for their day-to-day efforts in managing our business activities.

The salary we pay to our CEO is about twice the average salary paid to the other NEOs. This reflects his substantially higher level of executive responsibility for our operations, and also the Committee’s satisfaction with our results of operations under his guidance. It also reflects the duration of his tenure in office: He has been Chairman of our Board of Directors and CEO since 1989, and our President since 1996. He has had major responsibility for our overall operations for twenty years, and during that period has guided us through many acquisitions of other financial institutions, and a very substantial expansion of our business and service area, all of which has resulted in a very significant increase in shareholder value.

EXECUTIVE INCENTIVE PLAN (“EIP”) AWARDS.  Before TARP, EIP awards, which were paid entirely in the form of annual cash bonuses, were determined according to a formula, the most significant element of which was our per-share earnings for the plan year. We believe that the use of a single-year earnings-related formula could be seen as encouraging the taking of unnecessary risks in order to increase per-share earnings and resulting EIP awards. Instead of using a formula, we will in the future use the same expanded set of criteria as we use for base salary determinations, for EIP award determinations. The discussion of these criteria appears above under “Our Compensation Determinations.”

LONG-TERM STOCK INCENTIVE PLAN (“LTSIP”) AWARDS.  The purpose of long-term incentive awards is to give our NEOs and other employees a stake in our business identical in its nature to that of our common shareholders. We believe this encourages our NEOs to improve our operating results and to structure a relationship between management objectives and long term shareholder interests, all of which we expect will result in increased shareholder value and in long-term growth of our organization.

Except as may be noted below, all awards we make are either incentive stock options or restricted stock awards.

Before TARP, LTSIP incentive stock option awards were determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. This will continue to be the case in 2010 and beyond, but the same expanded set of criteria described above under “Our Compensation Determinations” will be used to make award determinations.

LTSIP restricted stock awards, however, were previously granted on a formula basis to “true up” the amount of the EIP award for any differences between estimated earnings used for the EIP award and actual earnings as determined after the end of each fiscal year (see “Performance-Based Compensation Elements – Executive Incentive Plan (“EIP”) Awards” above.) The possibility of encouraging, by use of an earnings-related formula, the taking of unnecessary risks therefore applies to restricted stock awards as well as to EIP awards, and for that reason we will discontinue using the formula for all future restricted stock award determinations.

Stock option grants and restricted stock awards will be subject to our “clawback” and “hold-past-termination” policies, both described above.

NEO MINIMUM STOCK OWNERSHIP.  To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock at all times while holding executive office. Table 3 below shows the minimum holdings required of each NEO. The minimum amounts were determined by the Compensation Committee based on the number of shares it considered appropriate in its discretion for the executive levels of our NEOs.

If an NEO is promoted and owns fewer than the minimum number of shares required for his or her new position, the Compensation Committee is authorized to determine the time by which any required increase in the NEO’s shareholding must take place. Each NEO already owns a substantial number of shares in excess of the Table 3 minimums.

Table 3: NEO Minimum Stock Ownership Requirements

Title (Name)	Minimum Required Common Stock Ownership*
CEO (Mr. Lipkin)	200,000 shares
Senior EVP (Messrs. Eskow, Crocitto)	50,000 shares
EVP (Messrs. Engel, Lawrence, Meyer)	25,000 shares

*	Includes all shares each NEO is required under SEC rules to report as beneficially owned.

EQUITY GRANT PRACTICES.  We do not “backdate” option grants, and do not coordinate option grants with release dates of material information not previously disclosed to the public. We neither accelerate nor delay the release of material non-public information in order to create a benefit to option grantees in the form of a lower option strike price. We set the exercise price of incentive stock options, and we measure the compensation expense related to the shares subject to restricted stock awards, using the closing market price of our common stock as quoted on the NYSE on the award grant date. For options whose grant is approved by the Committee as the final step in the grant process (principally options to NEO and senior officers), that date is the date of the Committee meeting that concludes the granting process. For options to persons designated by the CEO pursuant to delegated authority from the Committee (principally options to non-senior officers and other personnel), that date is the date on which the CEO exercises the delegated authority by specifying the individual’s name and the number of shares subject to the option granted that individual.

NON-PERFORMANCE BASED COMPENSATION ELEMENTS

PENSION BENEFITS.  Our NEOs may participate in two pension plans outlined below. We believe that pension benefits are an integral part of NEO, and other employee, compensation. We provide these benefits in order to make available to the recipients an income stream that will assist in meeting post-retirement expenses.

TAX-QUALIFIED PLAN.  We have a defined-benefit tax-qualified pension plan that covers all eligible employees, including NEOs. Benefits under that plan are a percentage of highest average annual compensation. The average represents the employee’s five highest consecutive years of base pay included in the past ten years, not counting the year of termination.

NON-TAX QUALIFIED PLAN (“BEP”).  NEOs also participate in a supplemental, non-tax qualified pension plan, known as the Benefit Equalization Plan or BEP. The BEP was adopted January 1, 1989. Generally, each NEO who participates in the tax-qualified plan described above, and whose annual compensation exceeds the maximum amount ($245,000 in both 2009 and 2010) that can be recognized in calculating benefits under a tax-qualified plan, is eligible to become a BEP participant. Actual participation is determined by the Committee in its discretion. The Committee has determined all of our NEOs, other than Mr. Lawrence, to be BEP participants. Mr. Lawrence does not participate in the BEP because he is eligible for similar benefits under the terms of a predecessor plan of a company we acquired in 2001.

OTHER BENEFITS.  Our NEOs are eligible to participate (as are all our employees who meet service requirements under the several plans) in their selection of components of the benefit package listed below:

—

401(k) plan. We match individual plan contributions for participating employees, including NEOs, on a dollar-for-dollar basis, up to 2% of annual salary (limited to the maximum amount of salary that can be taken into account under a tax-qualified plan, which was $245,000 in 2009).

—	Medical and dental health insurance plans.

—	Life insurance plan (benefit equal to two times annual salary) and long-term disability insurance plan.

The 401(k) plan and the medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in participants’ reported income to the Internal Revenue Service. We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, NEOs and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the several insurance plans we offer are important components of our comprehensive benefit package, which should induce employees to remain with us. We believe that a 401(k) plan induces our employees to save for future retirement needs, and we encourage this by matching individual plan contributions up to a certain amount, as described above, by participating employees.

PERQUISITES.  We offer our NEOs the use of a company-owned automobile (except Mr. Lawrence who is reimbursed for his lease of an automobile.) The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. We also support and encourage our NEOs to hold a membership in one local country club (our CEO holds memberships in two clubs) for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities for golf or food be paid directly by the NEO. Because the club memberships are used at our expense only for business entertainment, we do not include them as perquisites in our Summary Compensation Table.

POST-EMPLOYMENT COMPENSATION ELEMENTS

SEVERANCE AGREEMENTS.  We have a written severance agreement with each of the NEOs other than Mr. Lawrence. Mr. Lawrence’s employment terms were governed by an employment agreement that expired in March 2008.

We have severance agreements with our NEOs because each of them has accumulated many years of service as one of our executive officers, and we want them to continue in our service. We believe the assurance that their income will not immediately suffer if their employment were to terminate, helps retain them in our service.

While the severance agreements entitle our NEOs to payment of a year’s salary, it is worth noting that our overall severance policy for officers at all levels provides for two weeks of severance pay for each completed year in our employ. This means that a non-NEO officer who has been with us 26 years or longer receives the same severance payment as an NEO receives under his or her severance agreement. The NEO severance agreements therefore represent, in most cases, only a modest increase in severance pay over what the NEO would have received as an officer under our general severance policy, since most of our NEOs have been with us for a substantial number of years.

CHANGE-IN-CONTROL AGREEMENTS. We have a written change-in-control agreement with each of our NEOs, except for Mr. Lawrence. Each agreement provides for a lump sum payment and other benefits if two triggering events take place. These triggering events are, first, a change-in-control, and second, a termination of employment by us without cause, or by the NEO for good reason, before the third anniversary of the change-in-control. We selected the second trigger because the NEO becomes entitled to substantial compensation if both triggers happen, and should not be entitled to it if he or she was terminated for cause, or voluntarily quit without “good reason.” The lump sum payment is equal to three times the highest annual combined salary and EIP award the NEO received in the three years before the change-in control.

The banking industry has seen a great deal of consolidation over the past several years. We think it appropriate to provide senior-level employees some assurance that, were we to engage in a business combination with another institution, their job-related income would not be at risk. We believe that the change-in-control agreements with our NEOs give us greater assurance that these key individuals will not terminate their employment with us out of concern for their financial security, after a change-in-control transaction is announced, or out of concern that we might be viewed as a target for one.

The change-in-control agreements with our NEOs require that we make a “gross-up” payment to reimburse the NEO for excise taxes payable. We are aware of a mounting level of criticism of these “gross-ups” as excessive. We have determined that we will not grant “gross-up” provisions to future NEOs. As to the “gross-ups” in the NEOs’ change-in-control agreements, we believed at the time they were entered into with the principle that our NEOs are entitled to the full benefit, without having it effectively reduced by the payment of excise taxes. We continue to examine the economic effect of the gross-up.

Also, under the terms of our Long-Term Stock Incentive Plan for all employees, occurrence of a change-in-control results in immediate acceleration of vesting and exercisability of unvested stock options, and accelerated vesting of restricted stock awards, even if termination of employment has not occurred. This “single trigger” acceleration of vesting assures the NEOs that all their stock-based awards will be available to them despite a subsequent termination of their employment without cause or attempt by new management to force them to quit, either of which would otherwise result in forfeiture of unvested options.

The terms of the severance agreements and change-in-control agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”

INCOME TAX CONSIDERATIONS

Our federal income tax deduction for non-performance based compensation paid to each of our NEOs (other than our chief financial officer) is limited by Section 162(m)(1) of the Internal Revenue Code (IRC) to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless “performance-based,” meaning based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders.

To maintain flexibility in compensating executive officers, we do not require all compensation to be awarded in a tax-deductible manner, but we try to do so to the greatest extent possible. We do not take deductibility of compensation into account in determining NEO compensation, because we do not consider the amount of additional income taxes we have to pay on over- one-million-dollar compensation to be material. Even so, we do try to achieve maximum deductibility of NEO compensation payments by seeing that to the greatest extent possible, they are performance-based and consequently not subject to the Section 162(m) limitation. To that end, we have structured the 2010 Executive Incentive Plan with a view to making sure that awards under that plan are, as far as possible, performance-based within the meaning of IRC Section 162(m).

In 2009, we were subject to the TARP restrictions, which included a reduction of the tax-deductible portion of NEO compensation from $1,000,000 to $500,000 and elimination of the deductibility of performance-based compensation. In 2009, owing to the 50% reduction of the limit in connection with the TARP program, the total of NEO compensation we were unable to deduct was $711,000. The tax consequence of this non-deductibility was that we had to pay approximately $299,000 more income taxes for 2009 than we would have paid otherwise.

COMPENSATION COMMITTEE REPORT AND CERTIFICATION

COMPENSATION COMMITTEE REPORT

RISK ASPECTS OF SENIOR EXECUTIVE OFFICER (SEO) COMPENSATION. Our SEOs are our executives identified by name above under “Our Named Executive Officers (NEOs)”. They participate in the following incentive-based compensation plans:

—	Salary payments;

—	Our Executive Incentive Plan, which provides bonuses payable in cash or our common stock; and

—	Our Long-Term Stock Incentive Plan, which provides for grants of stock options and awards of restricted stock.

They also participate in the following non-incentive based compensation plans:

—	Pension benefits (tax-qualified and non-qualified benefit plans).

—	401(k) plan.

—	Medical and dental health insurance plans.

—	Life insurance plan.

We reviewed the above plans with our Senior Risk Officer in January 2010. We reached the following conclusions regarding them:

—

Our pension, 401(k) and insurance plans do not encourage SEOs or other employees participating in those plans to take unnecessary and excessive risks because they are not incentive based and are not affected by financial measurements such as our earnings.

—	Our incentive-based plans do not encourage SEOs to take unnecessary and excessive risks because of the following:

•

Salaries are based on management’s and our Compensation Committee’s perception of the value of the executive position, the strengths and skills the executive brings to the position, and comparisons to compensation paid by members of our peer group of financial institutions. We believe this method of salary determination discourages unnecessary and excessive risk-taking because salaries are generally set by the Compensation Committee without regard to financial measures and with an emphasis on the safety and soundness of the financial institution.

Accordingly, if excessive risks are taken, salary will be negatively affected.

•

We have amended our Executive Incentive Plan to eliminate reliance on a single financial measure such as prior-year earnings per share in awarding bonuses under that Plan, in favor of broad-based quantitative and qualitative reviews of executive performance. We believe this discourages unnecessary and excessive risk-taking because doing so is substantially less likely to result in an increased award, and the Plan does not rely solely on financial measures such as prior-year earnings and other quantitative factors.

•

We expect to administer our Executive Incentive Plan so that it provides for an extended period of time, two years, over which any awards are paid. We believe this discourages unnecessary and excessive risk-taking because a significant portion of any award is likely to remain unpaid when it becomes apparent that an unnecessary or excessive risk was taken.

•

We have adopted a “clawback” policy that allows us to recover all or part of a cash or stock incentive award within three years after it is made in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation.

RISK ASPECTS OF NON-SEO EMPLOYEE COMPENSATION. Our employees who are not SEOs participate in the following incentive-based plans:

—	Officers holding the rank of First Vice President, Senior Vice President and First Senior Vice President participate in the same incentive plans as our SEOs, although at lower compensation levels.

—

Specific performance-based awards in particular departments and subsidiaries. These are programs that provide cash incentives designed to advance specific objectives and are based on specific measurable criteria.

—	Certain employees are compensated by the business they produce.

—

All employees, including officers below the rank of First Senior Vice President, are eligible to receive cash fees for referring business to units other than their own. Referral fees range from a nominal amount paid irrespective of whether the referral results in our doing business with the referred customer, to a percentage of commissions or fees earned from that customer.

—

Miscellaneous small incentive payments such as stipends for business use of personal automobiles, payments for referring individuals to resolve hard-to-fill vacancies, and small cash and stock award programs rewarding specifically identified actions.

Our Senior Risk Officer reviewed all plans in these five categories and subsequently reviewed them with the Committee, which concluded that none of them, considered individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. These conclusions were based on the following:

—	The modifications to our Executive Incentive Plan discussed above with respect to SEOs apply equally to non-SEO participants in that plan.

—

The rewards offered under the other non-SEO compensation plans are small, and the amounts involved are, insufficient to encourage excessive or unnecessary risk-taking. Moreover, our internal controls applicable to those plans are designed to prevent manipulation to increase an award. They are monitored by the awarding unit or department, which also measures performance against the criteria for an award at periodic intervals. For example, an employee who refers business or identifies a candidate for employment in a hard-to-fill vacancy does not also decide whether to accept the business opportunity or whether to hire the candidate.

COMPENSATION COMMITTEE CERTIFICATION

The Compensation and Human Resources Committee certifies that:

(1) It has reviewed with the senior risk officer the incentive compensation arrangements for our senior executive officers and has made all reasonable efforts to ensure that those compensation arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution;

(2) It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Valley; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Valley to enhance the compensation of any employee.

The Compensation and Human Resources Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerald Korde, Committee Chairman

Eric P. Edelstein. Vice Chairman

Robinson Markel, Vice Chairman

Andrew B. Abramson

Michael LaRusso

Barnett Rukin

COMPENSATION PLANS

The following table sets forth information as of December 31, 2009 with respect to equity compensation plans under which shares of our common stock may be issued.

EQUITY COMPENSATION PLAN INFORMATION.

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted- average exercise price on outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders*	3,162,732	$19.52	6,240,299
Equity compensation plans not approved by security holders	0	0	0
Total	3,162,732	$19.52	6,240,299*

*	The 1999 Long-Term Stock Incentive Plan expired in January of 2009 and replaced by The 2009 Long-Term Incentive Plan, approved by shareholders on April 14, 2009.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation in 2009, 2008 and 2007 by the six most highly paid NEOs for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Gerald H. Lipkin Chairman of the Board, President and CEO	2009 2008 2007	$700,000 700,000 680,000	$349,998 439,984 389,194	$0 101,430 134,132	$0 625,000 636,000		$(168,731 157,871 0)	$47,748 61,476 53,612	$929,015 2,085,761 1,892,938
Alan D. Eskow Senior EVP, CFO and Secretary	2009 2008 2007	370,000 370,000 355,000	183,517 179,983 0	0 47,820 0	0 180,000 180,000		158,281 136,727 111,095	36,157 40,547 36,436	747,955 955,077 682,531
Peter Crocitto Senior EVP, and COO	2009 2008 2007	370,000 370,000 355,000	183,517 179,983 0	0 47,820 0	0 195,000 180,000		537,432 132,223 80,542	26,337 29,678 30,984	1,117,286 954,704 646,526
Albert L. Engel EVP	2009 2008 2007	340,000 340,000 320,000	76,908 160,001 0	0 47,820 0	0 170,000 160,000		86,871 112,605 91,745	29,524 37,259 33,168	533,303 867,685 604,913
James G. Lawrence EVP	2009 2008 2007	408,890 408,890 408,890	25,194 46,750 0	0 28,980 0	51,111 151,111 151,111	(4)	33,352 31,958 64,440	5,018 20,382 12,642	523,565 739,182 688,194
Robert M. Meyer EVP	2009 2008 2007	360,000 360,000 355,000	76,908 172,984 0	0 47,820 0	0 180,000 145,000		121,618 221,341 81,448	26,841 33,013 30,933	585,367 1,015,158 612,381

(1)	Stock Awards are restricted stock and Option Awards are incentive stock options.
(2)

Represents the change in the present value of pension benefits year to year, taking into account the age of each NEO, a present value factor, an interest discount factor and their remaining time until retirement. The change in pension value for each NEO consists of the tax qualified pension and the BEP portions of: $27,648 and $(196,379) for Mr. Lipkin; $77,877 and $80,404 for Mr. Eskow; $95,390 and $442,042 for Mr. Crocitto; $45,944 and $40,927 for Mr. Engel; $33,352 and $0 for Mr. Lawrence; and $54,124 and $67,494 for Mr. Meyer, respectively.

(3)

All other compensation includes perquisites and other personal benefits in 2009: automobile, accrued dividends on nonvested restricted stock, 401K contribution payments by Valley and group term life—(see table below).

(4)	Mr. Lawrence’s bonus represents 12.5% of base salary pursuant to an existing contract with a company that was merged into Valley in 2001.

All Other Compensation (shown above) for 2009

Name	Auto (1)	Accrued Dividends & Interest Earned on Nonvested Stock Awards (2)	401(k) (3)	GTL (4)	Other (5)	Total
Gerald H. Lipkin	$11,390	$31,458	$4,900	$0	$0	$47,748
Alan D. Eskow	13,687	12,105	4,900	5,465	0	36,157
Peter Crocitto	7,427	12,105	4,900	1,905	0	26,337
Albert L. Engel	9,674	9,960	4,900	4,990	0	29,524
James G. Lawrence	1,995	3,023	0	0	0	5,018
Robert M. Meyer	5,142	10,429	4,900	5,307	1,063	26,841

(1)	Auto represents the portion of personal use of a company-owned vehicle by the NEO during 2009.
(2)	Nonvested restricted stock awards accrue dividends and interest on those dividends until such time as the vesting takes place.
(3)	The company provides up to a 2% match for the defined contribution 401(k) Plan to the NEO and all other full time employees in the plan.
(4)	GTL or Group Term Life Insurance represents the cost to the Company of life insurance benefits equal to two times salary. This benefit is provided to all full time employees.
(5)	Anniversary award.

2009 GRANTS OF PLAN-BASED AWARDS

The following table represents each grant of an award made to each NEO in 2009 and their total value utilizing the grant date market value for restricted stock awards. No stock options were awarded in any of the NEOs. All awards have been adjusted for stock dividends.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Gerald H. Lipkin	11/17/2009	26,395	$349,998
Alan D. Eskow	11/17/2009	7,013	92,992
	6/12/2009	7,500	90,525
Peter Crocitto	11/17/2009	7,013	92,992
	6/12/2009	7,500	90,525
Albert L. Engel	11/17/2009	5,800	76,908
James G. Lawrence	11/17/2009	1,900	25,194
Robert M. Meyer	11/17/2009	5,800	76,908

Restrictions on restricted stock awards lapse at the rate of 33.33% per year commencing with the first anniversary of the date of grant. Mr. Eskow’s and Mr. Crocitto’s promotional awards of 7,500 shares also lapse at the rate of 33.33% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock. Upon a “change-in-control,” all restrictions on shares of restricted stock will lapse. See the discussion of the Long-Term Stock Incentive Plan under “The Long-Term Stock Incentive Compensation” and “Change-in-Control Agreements” in the CD & A section above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2009. All stock options and restricted stock awards have been adjusted for stock dividends and stock splits.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Gerald H. Lipkin
	11/17/2009	0	0			26,395	372,961
	2/12/2008	7,718	30,870	17.81	2/12/2018	20,752	293,229
	2/13/2007	16,207	24,310	23.53	2/13/2017	10,418	147,206
	2/15/2006	18,232	12,156	20.94	2/15/2016	7,293	103,050
	2/8/2005	20,420	5,107	22.04	2/8/2015	2,553	36,074
	2/26/2004	26,801	0	22.00	2/26/2014	0	0
	3/1/2003	9,849	0	19.14	3/1/2013	0	0
	2/15/2002	28,142	0	19.92	2/15/2012	0	0
Total awards (#)		127,369	72,443			67,411	$952,521
Market value of in-the- money options ($)		0	0
Alan D. Eskow
	11/17/2009	0	0			14,513	205,069
	2/12/2008	3,638	14,554	16.96	2/12/2018	8,489	119,950
	11/13/2006	11,460	7,641	22.21	11/13/2016	3,704	52,338
	11/14/2005	14,099	3,525	20.30	11/14/2015	1,824	25,773
	11/16/2004	15,317	0	21.91	11/16/2014	0	0
	11/17/2003	16,081	0	21.83	11/17/2013	0	0
	11/18/2002	11,865	0	18.72	11/18/2012	0	0
	11/27/2001	12,059	0	17.88	11/27/2011	0	0
	11/28/2000	5,276	0	15.15	11/28/2010	0	0
Total awards (#)		89,795	25,720			28,530	$403,129
Market value of in-the- money options ($)		0	0
Peter Crocitto
	11/17/2009	0	0			14,513	205,069
	2/12/2008	3,638	14,554	16.96	2/12/2018	8,489	119,950
	11/13/2006	11,460	7,641	22.21	11/13/2016	3,704	52,338
	11/14/2005	14,099	3,525	20.30	11/14/2015	1,824	25,773
	11/16/2004	15,317	0	21.91	11/16/2014	0	0
	11/17/2003	16,081	0	21.83	11/17/2013	0	0
	11/18/2002	16,886	0	18.72	11/18/2012	0	0
	11/27/2001	19,348	0	17.88	11/27/2011	0	0
	11/28/2000	20,314	0	15.15	11/28/2010	0	0
Total awards (#)		117,143	25,720			28,530	$403,129
Market value of in-the- money options ($)		0	0

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – Continued

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Albert L. Engel
	11/17/2009	0	0	0		5,800	81,954
	2/12/2008	3,638	14,554	16.96	2/12/2018	7,547	106,639
	11/13/2006	11,460	7,641	22.21	11/13/2016	3,704	52,338
	11/14/2005	14,100	3,526	20.30	11/14/2015	1,824	25,773
	11/16/2004	12,762	0	21.91	11/16/2014	0	0
	11/17/2003	9,377	0	21.83	11/17/2013	0	0
Total awards (#)		51,337	25,721			18,875	$266,704
Market value of in-the- money options ($)		0	0
James G. Lawrence
	11/17/2009	0	0	0		1,900	26,847
	2/12/2008	2,205	8,820	16.96	2/12/2018	2,205	31,157
	11/13/2006	10,070	6,715	23.32	11/13/2016	1,158	16,363
	11/14/2005	14,099	3,525	21.31	11/14/2015	608	8,591
	11/16/2004	15,316	0	21.91	11/16/2014	0	0
	11/17/2003	16,080	0	21.83	11/17/2013	0	0
	11/18/2002	7,036	0	18.72	11/18/2012	0	0
	11/27/2001	6,156	0	17.88	11/27/2011	0	0
Total awards (#)		70,962	19,060			5,871	$ 82,957
Market value of in-the- money options ($)		0	0
Robert M. Meyer
	11/17/2009	0	0	0		5,800	81,954
	2/12/2008	3,638	14,554	16.96	2/12/2018	8,160	115,301
	11/13/2006	11,460	7,641	22.21	11/13/2016	3,704	52,338
	11/14/2005	14,099	3,525	20.30	11/14/2015	1,824	25,773
	11/16/2004	15,317	0	21.91	11/17/2014	0	0
	11/17/2003	16,081	0	21.83	11/17/2013	0	0
	11/18/2002	16,886	0	18.72	11/18/2012	0	0
	11/27/2001	19,348	0	17.88	11/27/2011	0	0
	11/28/2000	20,314	0	15.15	11/28/2010	0	0
Total awards (#)		117,143	25,720			19,488	$275,365
Market value of in-the- money options ($)		0	0

*	At Market Value of $14.13 as of December 31, 2009.
(1)

The stock option awards become exercisable at the rate of 20% per year (except for the 2002 grant for Mr. Lipkin which became exercisable at the rate of 33.3% per year). These awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plans; and will accelerate in the event of a change-in-control, as defined under the Plans.

(2)

Restrictions on restricted stock awards lapse at the rate of 20% per year, (except for 2009 awards which lapse at the rate of 33.33% per year), commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock.

2009 OPTION EXERCISES AND STOCK VESTED

The following table shows the restricted stock that vested by NEOs in 2009 and the value realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($) (*)
Gerald H. Lipkin	19,683	232,885
Alan D. Eskow	7,711	98,678
Peter Crocitto	7,711	98,678
Albert L. Engel	6,836	87,444
Robert M. M eyer	7,628	97,666
James G. Lawrence	2,374	30,471

(*)

The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the fair market value of the underlying shares as of the day's close of business.

2009 PENSION BENEFITS

PENSION PLAN.  Valley maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary (excluding non-equity compensation, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit, currently $245,000 for 2009, received during the last ten years of employment.

BENEFIT EQUALIZATION PLAN.  Effective January 1, 1989, Valley adopted a Benefit Equalization Plan (“BEP”) which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under Valley pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (b) the individual’s pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the BEP. The Compensation and Human Resources Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the BEP. Effective January 1, 1989, Mr. Lipkin became a participant in the BEP; effective January 1, 1996, Mr. Crocitto became a participant in the BEP; effective January 1, 2001, Mr. Eskow and Mr. Meyer became participants in the BEP. Effective December 13, 2004, Mr. Engel became a participant in the BEP. Three other non-NEO senior executive officers presently participate in the BEP.

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits
Gerald H. Lipkin	VNB Pension Plan	33	$803,344
	VNB Benefit Equalization Plan	33	5,981,184
Alan D. Eskow	VNB Pension Plan	18	482,939
	VNB Benefit Equalization Plan	18	765,471
Peter Crocitto	VNB Pension Plan	28	739,597
	VNB Benefit Equalization Plan	33	1,584,677
Albert L. Engel	VNB Pension Plan	12	251,064
	VNB Benefit Equalization Plan	12	331,007
James G. Lawrence	VNB Pension Plan	26	777,466
	VNB Benefit Equalization Plan	0	0
Robert M. Meyer	VNB Pension Plan	12	287,769
	VNB Benefit Equalization Plan	14	559,059

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2010 based upon the accrued benefits under each plan as of December 31, 2009 and valued in accordance with the following principal actuarial assumptions: (1) post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2010 (“RP-2000 P2010”), (2) interest at an annual effective rate of 6.00% compounded annually, (3) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2010) at which unreduced benefits would be payable assuming continuation of employment and (4) payment in the form of a single life annuity (except for Mr. Lipkin whose benefits are payable in the form of a joint and two-thirds survivor annuity).

GERALD H. LIPKIN. Pursuant to an agreement dated August 15, 2006, a minimum retirement benefit of $600,000 per year will be provided to Mr. Lipkin in the form of a joint and two-thirds survivor annuity which would pay his wife $400,000 per year in the event of Mr. Lipkin’s death; the agreement was subsequently amended in 2008 to provide that if both Mr. Lipkin and his spouse die prior to 10 years after retirement, then the $400,000 death benefit will continue to be paid to the estate for the remainder of the 10 year period. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

The present value of accumulated benefits shown above for Mr. Lipkin, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $71,567 and $530,531; respectively, payable as joint and 66-2/3% survivor annuities and assuming immediate commencement of payments due to Mr. Lipkin’s attainment of normal retirement age.

ALAN D. ESKOW. The present value of accumulated benefits shown above for Mr. Eskow is based upon annual annuity amounts from the Pension Plan and BEP of $43,034 and $68,210; respectively, payable as single life annuities. Mr. Eskow is currently eligible for early retirement with reduced benefits and, assuming continuation of employment, will be eligible for unreduced benefits on June 1, 2010.

PETER CROCITTO. The present value of accumulated benefits shown above for Mr. Crocitto is based upon annual annuity amounts from the Pension Plan and BEP of $65,291 and $139,894, respectively, payable as single life annuities. Mr. Crocitto is not currently eligible for early retirement; assuming continuation of employment, Mr. Crocitto will be eligible for early retirement with unreduced benefits on June 1, 2012.

ALBERT L. ENGEL. The present value of accumulated benefits shown above for Mr. Engel is based upon annual annuity amounts from the Pension Plan and BEP of $28,689 and $37,824, respectively, payable as single life annuities. Mr. Engel is currently eligible for early retirement with reduced benefits, and assuming continuation of employment, will be eligible for unreduced benefits on July 1, 2013.

JAMES G. LAWRENCE. The present value of accumulated benefits shown above for Mr. Lawrence, who is retirement eligible, is based upon annual annuity amount from the Pension Plan of $76,902 payable as a single life annuity and assuming immediate commencement of payments due to Mr. Lawrence’s attainment of normal retirement age.

ROBERT M. MEYER. The present value of accumulated benefits shown above for Mr. Meyer are based upon annual annuity amounts from the Pension Plan and BEP of $28,867 and $56,081, respectively, payable as single life annuities. Mr. Meyer is currently eligible for early retirement with reduced benefits and, assuming continuation of employment, will be eligible for unreduced benefits on his normal retirement date of February 1, 2011.

EARLY RETIREMENT BENEFITS.  A NEO’s accrued benefits under the Bank’s Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of credited service at the benefit commencement date equals or exceeds 80. NEOs who are currently eligible for early retirement are Messrs. Eskow, Engel and Meyer.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.  Valley and the Bank entered into an amended severance agreements and change-in-control agreements, each dated as of January 22, 2008, with the NEOs. The following discussion describes the agreements in place as of December 31, 2009, which form the basis of the tabular presentation which follows. Mr. Lawrence’s change-in-control benefit consists of only a lump sum severance payment which is lower than the other NEOs receive, and the same lump sum payment in place of health and medical benefits that the other NEOs receive. Mr. Lawrence’s reduced change-in-control benefit was negotiated with him in 2004. Under his employment agreement with a predecessor company, which we assumed when we merged with that company in 2001, his regular compensation for several years has been significantly higher than the other NEOs excluding Mr. Lipkin, which is the reason he receives a reduced change-in-control benefit.

SEVERANCE AGREEMENT PROVISIONS.  In the event of termination of employment without cause, the severance agreements with the NEOs provide for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual Executive Incentive Plan award. That fraction is equal to (a) the number of months which have elapsed in the current calendar year divided by (b) 12. For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, and a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness, except in the case of Mr. Lipkin, whose severance agreement defines “cause” as gross misconduct in connection with our business or otherwise. None of the NEOs would receive severance (the salary component or the non-equity incentive award component) as a result of his death, retirement, resignation or termination of employment with cause, except in the case of Mr. Lipkin, where in the event he predeceases his spouse, his spouse shall be paid $400,000. If both Mr. Lipkin and his spouse die prior to 10 years after retirement, then the $400,000 death benefit will continue to be paid to the estate for the remainder of the 10 year period. No lump sum severance payment is made under the severance agreements if the NEO receives severance under a change-in-control agreement (described below).

Mr. Lipkin’s severance agreement contains the provision, discussed under “Pension Benefits” above, for a minimum retirement benefit under our tax qualified pension plan and the BEP of $600,000 per year. This means that if his total benefits under these plans are less than $600,000, we will be required to make up the difference.

Also, under the severance agreements with the NEOs, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits they were receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. This cash payment is due upon the termination of the NEO by the Bank other than for cause, or upon his death or disability, except in the case of Mr. Lipkin, where the cash payment in place of benefits is due upon his termination of employment for any reason.

Under the severance agreements with the NEOs, we also provide the NEOs with a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Each NEO other than Mr. Lipkin is required to keep confidential all confidential information that he obtained in the course of his employment with us. The NEOs are also restricted from competing with us during the term of his employment with us and for one year after termination of his employment with us, except in the case of Mr. Lipkin, who is restricted from competing with us during the term of his employment with us and for two years after termination of his employment with us.

CHANGE-IN-CONTROL AGREEMENTS (“CIC”) PROVISIONS.  If a NEO is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (1) the third anniversary of the CIC or (2) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the change-in-control. The NEOs would also receive medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.”

Payments under the CIC Agreements are triggered by a “change-in-control” followed by another triggering event. The events defined in the agreements as changes of control are:

—

Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

—

Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

—

Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

—

Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

—	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets.

—	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

—

Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

The second triggering event is the NEO leaving our employment under the following two conditions: First, the NEO must have left before the end of the “contract period” which, under the CIC Agreement, begins the day before the change-in-control and continues through the third anniversary of the change-in-control. Second, the NEO must have left either because we (or any successor) terminated him without “cause,” or he voluntarily quit for “good reason.”

“Cause” for termination of an NEO’s employment under the CIC Agreements means his failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

—	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change-in-control.

—	We demote the NEO or reduce his authority.

—	We reduce the NEO’s annual base compensation.

—

We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change-in-control, or we terminate any employee benefit plan in which the NEO participated before the change-in-control without providing another plan that confers benefits similar to the terminated plan.

—	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location.

—	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement.

—	We terminate the NEO’s employment before the end of the “contract period,” without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT.  All NEOs are entitled to a “Parachute Penalty” tax gross-up payment in the case that certain payments resulting from a termination following a change-in-control exceed the threshold limit set forth in Section 280G of the Internal Revenue Code.

PENSION PLAN PAYMENTS.  The present value of the benefits to be paid to each NEO following termination of employment over his estimated lifetime is set forth in the table below. All NEOs receive three years additional service under the BEP upon termination as a result of a change-in-control due to dismissal without cause or resignation for good reason. Present values of the BEP and pension plan were determined as of January 1, 2009 based on post-retirement mortality in accordance with the RP-2000 combined mortality table and interest at an annual effective rate of 6.00 percent compounded annually.

EQUITY AWARD ACCELERATION.  In the event of a change-in-control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse. In the case of retirement, all restrictions will lapse except for (i) shares granted between November 13, 2006 and September 20, 2007, for which only the shares in which the restrictions were scheduled to lapse in the calendar year of retirement and the following calendar year will lapse and (ii) awards under the 2009 LTSIP, for which a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months. Upon termination of employment for any other reason, NEOs will forfeit all shares whose restrictions have not lapsed.

SEVERANCE BENEFITS TABLE.  The table set forth below illustrates the severance amounts and benefits that would be paid to each of the NEOs, if he had terminated employment with the Bank on December 31, 2009, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Valley on December 31, 2009. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause (no Change-in- Control)	Dismissal without Cause or Resignation for Good Reason (Following a Change-in-Control)
Mr. Lipkin
Amounts payable in full on indicated date of termination:
Severance - Salary component*	$ 0	$0	$0	$700,000	$ 2,100,000
Severance - Non-equity incentive*	0	0	0	0	1,875,000
Restricted stock awards	952,521	0	854,383	0	952,521
Stock options	0	0	0	0	0
Welfare benefits continuation	40,859	40,859	40,859	40,859	40,859
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	0

Sub Total	1,693,380	40,859	895,242	740,859	4,968,380
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	6,478,466	6,478,466	6,478,466	6,478,466	6,545,558
Pension plan	803,340	803,340	803,340	803,340	803,340

Total	$8,975,186	$7,322,665	$8,177,048	$8,022,665	$12,317,278

Mr. Eskow
Amounts payable in full on indicated date of termination:
Severance - Salary component	$ 0	$0	$0	$370,000	$ 1,110,000
Severance - Non-equity incentive	0	0	0	0	540,000
Restricted stock awards	403,129	0	0	0	403,129
Stock options	0	0	0	0	0
Welfare benefits continuation	24,386	0	0	24,386	24,386
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	754,149

Sub Total	427,515	0	0	394,386	2,831,664
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	815,917	815,917	815,917	815,917	1,129,626
Pension plan	470,173	470,173	470,173	470,173	470,173

Total	$1,713,605	$1,286,090	$1,286,090	$1,680,476	$ 4,431,463

Mr. Crocitto
Amounts payable in full on indicated date of termination:
Severance - Salary component	$ 0	$0	$0	$370,000	$ 1,110,000
Severance - Non-equity incentive	0	0	0	0	585,000
Restricted stock awards	403,129	0	0	0	403,129
Stock options	0	0	0	0	0
Welfare benefits continuation	63,000	0	0	63,000	63,000
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,210,857

Sub Total	466,129	0	0	433,000	3,371,986
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	873,158	873,158	873,158	873,158	1,976,431
Pension plan	336,263	336,263	336,263	336,263	336,263

Total	$1,675,550	$1,209,421	$1,209,421	$1,642,421	$ 5,684,680

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause (no Change-in- Control)	Dismissal Without Cause or Resignation for Good Reason (Following a Change-in-Control)
Mr. Engel
Amounts payable in full on indicated date of termination:
Severance - Salary component	$0	$0	$0	$340,000	$1,020,000
Severance - Non-equity incentive	0	0	0	0	510,000
Restricted stock awards	266,704	0	0	0	266,704
Stock options	0	0	0	0	0
Welfare benefits continuation	42,889	0	0	42,889	42,889
"Parachute Penalty" Tax gross-up	N/A	N/A	N/A	N/A	666,831

Sub Total	309,593	0	0	382,889	2,506,424
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	367,134	367,134	367,134	367,134	542,423
Pension plan	255,610	255,610	255,610	255,610	255,610

Total	$932,337	$622,744	$622,744	$1,005,633	$3,304,457

Mr. Lawrence
Amounts payable in full on indicated date of termination:
Severance - Salary component	$0	$0	$0	$0	$0
Severance - Non-equity incentive	0	0	0	0	0
Restricted stock awards	82,957	0	74,762	0	82,957
Stock options	0	0	0	0	0
Welfare benefits continuation	0	0	0	0	0
"Parachute Penalty" Tax gross-up	N/A	N/A	N/A	N/A	0

Sub Total	82,957	0	74,762	0	82,957
Present value of annuities commencing on indicated date of termination:
Legacy plans (former employer)	1,181,085	1,181,085	1,181,085	1,181,085	1,181,085
Pension plan	777,466	777,466	777,466	777,466	777,466

Total	$2,041,508	$1,958,551	$2,033,313	$1,958,551	$2,041,508

Mr. Meyer
Amounts payable in full on indicated date of termination:
Severance - Salary component	$0	$0	$0	$360,000	$1,080,000
Severance - Non-equity incentive	0	0	0	0	540,000
Restricted stock awards	275,365	0	0	0	275,365
Stock options	0	0	0	0	0
Welfare benefits continuation	23,666	0	0	23,666	23,666
"Parachute Penalty" Tax gross-up	N/A	N/A	N/A	N/A	0

Sub Total	299,031	0	0	383,666	1,919,031
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	619,423	619,423	619,423	619,423	907,114
Pension plan	294,492	294,492	294,492	294,492	294,492

Total	$1,212,946	$913,915	$913,915	$1,297,581	$3,120,637

N/A	not applicable (a parachute penalty tax gross up is payable only upon a change-in-control).
*	12 months salary, offset by qualified and non-qualified retirement benefits payable in 12 months following death.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The members of the Committee are Messrs. Gerald Korde, Andrew B. Abramson, Eric P. Edelstein, Michael LaRusso, Robinson Markel and Barnett Rukin. Except for Robinson Markel, all members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank, as discussed below, in “Certain Transactions With Management”. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of our Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS. Our related person transaction practices and policies between Valley or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the company’s Code of Conduct and Ethics (“Code of Conduct”). The Code of Conduct is available at the “Corporate Profile” link on Valley’s website www.valleynationalbank.com. In the ordinary course of business, directors (or a business in which the director is a partner, director, shareholder or executive officer) may provide services to Valley or to customers of the Bank. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.

Once we become aware of a proposed or a recurring transaction with a related party, it is referred to the CEO or CFO for consideration to determine whether the related party transaction should be allowed; whether it poses a conflict of interest; whether it should be terminated or modified. A transaction shall be consummated or shall continue only if the Audit and Risk Committee approves, or ratifies after the fact, the transaction in accordance with the guidelines set forth in the policy and if the transaction is on substantially the same terms to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or, a transaction involving compensation, is approved by Valley’s Compensation and Human Resources Committee. Any material related person transaction will be disclosed to the full Board of Directors.

TRANSACTIONS. The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2009, Valley and its customers paid approximately: $140,888 for legal services to a law firm whose partner is Graham O. Jones, a director of Valley. This amount was over 5% of such firm’s gross revenues for 2009; $8,000 for legal services to a law firm of which Robinson Markel, a director of Valley, is of counsel; $71,354 for legal services to a law firm of which Richard Miller, a director of Valley is of counsel; and $48,000 for consulting fees to MG Advisors, Inc., pursuant to a long-standing consulting agreement. MG Advisor’s chairman is Mary J. Steele Guilfoile, a director of Valley.

Prior to 2003, the Bank purchased $150 million of bank-owned life insurance from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The son-in-law of Mr. Lipkin, Chairman, President and CEO, a director and a shareholder of Valley, is a licensed insurance broker who introduced us to the program offered by this insurance company. During 2007, the Bank purchased $75 million of additional bank-owned life insurance from the same life insurance company as its initial purchase. This was also completed after a selection process with other vendors. In 2009, Mr. Lipkin’s son-in-law earned insurance commissions (and will receive future commissions during the remainder of the term of the policy,) of approximately $69,000, pursuant to an arrangement he entered into with the insurance broker associated with the insurance company for a portion of the broker’s commission. In both instances, Mr.  Lipkin was not involved with the selection and the decision-making process.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on information provided by our directors and executive officers (we have no 10% beneficial owners) and a review of the reports we have received, with the exception of Mr. Suresh Sani, who failed to file a Form 4 (representing three transactions) on a timely basis, we believe our directors and executive officers complied with their Section 16(a) reporting requirements in 2009.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2011 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 15, 2010.

If we change our 2011 annual meeting date to a date more than 30 days from the date of its 2010 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2010 annual meeting in a manner that alters the deadline, we will so state under Part II - Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify our shareholders by another reasonable method.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or internet. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors,

Alan D. Eskow
Corporate Secretary

Wayne, New Jersey

March 11, 2010

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2009 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at www.valleynationalbank.com.

Appendix A

VALLEY NATIONAL BANCORP

2010 EXECUTIVE INCENTIVE PLAN

SECTION 1 – PURPOSE

1.1    The purposes of this Valley National Bancorp (“Company”) 2010 Executive Incentive Plan (the “Plan”) are (i) to provide an incentive mechanism to senior executives to maximize the performance of the Company and its subsidiaries, and (ii) to attract and retain achievement-oriented executives.

1.2    The Plan shall become effective as of January 1, 2010, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as applicable and in force from time to time (the “Code”). All awards under this Plan shall be null and void if the Plan is not so approved within 12 months after the date on which this Plan is adopted by the Board of Directors of the Company (“Board of Directors”).

SECTION 2 – DEFINITIONS

2.1    For purposes of this Plan, the following terms shall have the following meanings:

a)	“Award” means an amount payable to a Participant pursuant to this Plan.

b)	“Committee” refers to the Compensation and Human Resources Committee of the Board of Directors.

c)

“Disability” means a Participant’s physical or mental condition resulting from bodily injury, disease or mental disorder that renders the Participant incapable of continuing in the Company’s employ. The Committee, acting with the benefit of appropriate medical advice and examination, shall determine whether and when a Disability exists.

d)	“Participant” means an employee of the Company or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

e)	“Plan Year” means the calendar year.

f)	“Retirement” means voluntary termination by a Participant of active employment with the Company upon or after attaining age 62.

g)

“Subsidiary” means (i) any company, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Company; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Company; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Company.

SECTION 3 – DETERMINATION OF BONUS POOL

3.1    A pool of funds (“bonus pool”) equal to 5% of the Company’s net income before income taxes shall be automatically established for each Plan Year at the beginning thereof. Not later than 90 days after the beginning of that Plan Year, the Committee shall determine the identity of the Participants for that Plan Year and the share of each Participant in the bonus pool, in accordance with Section 4. At the time that it determines the shares in the bonus pool, the Committee may make provision for excluding the effect on the amount of the bonus pool of (i) extraordinary events, (ii) restructurings, (iii) discontinued operations, (iv) changes in accounting methods, practices or policies and (v) other unusual or non-recurring items.

SECTION 4 – AWARDS

4.1    The Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year; provided that such shares shall not exceed, in the aggregate, 100% of the bonus pool. Once assigned, no share or part of a share shall be reassigned to another Participant should the employment of the Participant originally assigned the share be terminated before the end of the applicable Plan Year.

4.2    Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant and further provided that any reduction in the amount payable to any Participant shall not increase the amount payable to any other Participant.

SECTION 5 – ELIGIBILITY FOR PAYMENT OF AWARDS

5.1    Subject to Section 4.2 and 5.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Company or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the bonus pool has been properly determined in accordance with Section 3.1 and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

5.2    If a Participant’s employment terminates during the applicable Plan Year by reason of death, Disability, Retirement or any other termination approved by the Committee, the Committee may in its sole discretion authorize payment to the Participant (or his or her estate or designated beneficiary) of all or part of the Award to which that Participant would have been entitled had he or she been employed by the Company through the end of the applicable Plan Year, provided that the Committee takes such action within twelve months after such termination of employment.

SECTION 6 – FORM AND TIMING OF PAYMENT OF AWARDS

6.1    Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards made under the Company’s Long-Term Stock Incentive Plan, as in effect from time to time, or any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose. Subject to Section 6.3, Awards payable in cash shall be paid in installments in the discretion of the Committee. Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee’s certification required by Section 5.1. For this purpose the fair market of shares of common stock of the Company on a particular date shall equal the “Fair Market Value” (as determined under the Long-Term Stock Incentive Plan as in effect on January 1, 2010 (“Stock Plan”)) of such shares on that date.

6.2    If an Award is payable in shares of common stock of the Company or in another form permitted under the Company’s Stock Plan, such Awards will be issued in accordance with the Stock Plan.

6.3    Subject to Sections 5 and 7 hereof, Awards shall be paid at such time as the Committee may determine provided that payment shall not be made later than the time required so as to avoid application of a penalty under Section 409A of the Code.

SECTION 7 – DEFERRAL OF PAYMENT OF AWARDS

7.1    The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award, subject to such terms and conditions as the Committee shall impose and in a manner consistent with the rules of Section 409A of the Code and otherwise to avoid recognition of income prior to actual receipt of the payment.

SECTION 8 – ADMINISTRATION

8.1    The Plan shall be administered by the Committee.

8.2    Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

8.3    The Committee’s interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

8.4    The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan and to correct any defect, supply any omission or reconcile any inconsistency in the Plan and any Award in such manner and to such extent as it shall deem expedient.

SECTION 9 – AMENDMENT AND TERMINATION

9.1    The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided that no amendment that requires stockholder approval in order for Awards to be paid pursuant to the Plan to be deductible under any provision of the Code, may be made without the approval of the stockholders of the Company. The Board of Directors shall also have the right to suspend or terminate the Plan at any time. Without limiting the discretion of the Committee as provided herein, no amendment, suspension or termination of the Plan shall adversely affect any Participant’s rights with respect to any Award granted prior to such action.

SECTION 10 – MISCELLANEOUS

10.1    The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Company or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.2    No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.3    This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.4    No Award shall be pledged, assigned or transferred by any Participant except by a will or in accordance with the laws of descent and distribution. Any estate of a Participant receiving an Award shall be subject to all terms and conditions of the Plan.

10.5    Neither the action of the Company in establishing this Plan, nor any provision of this Plan, nor any action taken by the Company, the Committee or the Board of Directors pursuant to the provisions of this Plan, shall be construed as conferring on any Participant or employee the right to be retained in the employ of the Company or any of its Subsidiaries.

10.6    All expenses and costs in connection with the operation of the Plan shall be borne by the Company and its Subsidiaries.

10.7    The Company or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

10.8    The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New Jersey to the extent not superseded by federal law.

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 14, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 14, 2010.

The proxy statement and the annual report are available at the following weblink: http://www.valleynationalbank.com/filings.html

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 19, 2010. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting. Please allow ample time for the admission procedures described above.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

21530303000000001000 2 041410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF 15 DIRECTORS:

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

(See FOR ALL instructions EXCEPT below)

NOMINEES:

O Andrew B. Abramson

O Pamela R. Bronander

O Eric P. Edelstein

O Mary J. Steele Guilfoile O Graham O. Jones

O Walter H. Jones, III

O Gerald Korde

O Michael L. LaRusso

O Marc J. Lenner

O Gerald H. Lipkin

O Robinson Markel

O Richard S. Miller

O Barnett Rukin

O Suresh L. Sani

O Robert C. Soldoveri

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

3. APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN

4. TO APPROVE ON A NON-BINDING BASIS, THE COMPENSATION OF VALLEY’S NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

PLEASE SIGN, DATE AND RETURN PROMPTLY

FOR AGAINST ABSTAIN

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 14, 2010

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the annual meeting.

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

WEDNESDAY, APRIL 14, 2010. The proxy statement and the annual report are available at the following weblink: http://www.valleynationalbank.com/filings.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21530303000000001000 2 041410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF 15 DIRECTORS:

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

(See FOR ALL instructions EXCEPT below)

NOMINEES:

O Andrew B. Abramson

O Pamela R. Bronander

O Eric P. Edelstein

O Mary J. Steele Guilfoile O Graham O. Jones

O Walter H. Jones, III

O Gerald Korde

O Michael L. LaRusso

O Marc J. Lenner

O Gerald H. Lipkin

O Robinson Markel

O Richard S. Miller

O Barnett Rukin

O Suresh L. Sani

O Robert C. Soldoveri

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

3. APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN

4. TO APPROVE ON A NON-BINDING BASIS, THE COMPENSATION OF VALLEY’S NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

PLEASE SIGN, DATE AND RETURN PROMPTLY

FOR AGAINST ABSTAIN

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on February 19, 2010. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting. Please allow ample time for the admission procedures described above.

0

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, APRIL 14, 2010 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints WALTER H. JONES, III, GERALD KORDE and ANDREW B. ABRAMSON and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 14, 2010 at 10:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choices are specified, the proxy will be voted FOR the election of the 15 directors nominated by the board of directors and FOR each of the other proposals to be voted on at the annual meeting. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)

14475